U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

MINDPIX CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	46-2461343
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

940 Lincoln Road Suite 315 Miami Beach, FL	33139
(Address of principal executive offices)	(Zip Code)

(800) 278-8280
(Issuer’s telephone number, including area code)

Copies to:

Jonathan D. Leinwand

Jonathan D. Leinwand, P.A.

200 South Andrews Ave

Fort Lauderdale, FL 33301

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

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EXPLANATORY NOTES

In this registration statement, unless the context indicates otherwise, the term “Mindpix,” “Company,” “we,” “us” and “our” refer to Mindpix Corporation, a Nevada corporation.

Once this Form 10 registration statement is deemed effective, we will be subject to the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statement are not historical facts, but rather are based on current expectations, estimates and projections about us, our industry, our beliefs, and our assumptions. Words such as “anticipates.” “expects,” “intents,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “scheduled,” “projects,” and variations of these works and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

The forward-looking statements in this registration statement speak only as of the date hereof and caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to certain events, risks and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this registration statement as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statement. These factors include, among others, the risks described under Item 1A and elsewhere in this registration statement.

We disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. This disclaimer is provided as permitted by the Private Securities Litigation Reform Act of 1995.

INDUSTRY AND MARKET DATA

This registration statement includes statistical and other industry and market data that we obtained from industry and government publications and research, surveys and studies conducted by third parties. These industry and government publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable but there is no assurance of reliability or accuracy of this information by the Company and we do not guaranty the reliability of accuracy of this information by including, incorporating, or utilizing this information in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

When this registration statement is deemed effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission, or the SEC. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

Our Web site is located at http://www.mpixcorporation.us. When this registration statement is effective, we will make available, through a link to the SEC’s Web site, electronic copies of the materials we file with the SEC (including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings).

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Item 1. Business

About Our Company

Mindpix Corporation is a technology driven media company that was re-domiciled in the State of Nevada in 2004. Mindpix is focused on owning, creating and/or managing Music, Entertainment, Sports and U.S. Hispanic media properties across the globe. Through marketing, sales and distribution practices, Mindpix provides on-line video technology, production, digital marketing, audience development, payment services, sponsor acquisition, digital and traditional media distribution services, all to drive revenue for live and VOD (video on demand) events globally. To accomplish our business, Mindpix has established two business divisions:

1. Mindpix Media Services - a technology services and platforms business and;

2. MP Presents – a content creation, co-production and distribution business.

Mindpix Media Services

Mindpix Media Services will provide managed media services that enable companies to outsource and profit from their online and mobile operations. By providing a one-place-to-get-it-all solution, Mindpix Media Services will offer customers the ability to utilize one point of contact for services they require and have the choice to utilize services for their production needs that include signal acquisition for broadcast, content packaging for distribution, encoding of content in order to track it correctly, compression of content so it is easier to deliver, dynamic advertising integration that allows a consumer to see messages relevant to them in real time, digital rights management transaction processing for payment servicing and HD-quality content delivery. Mindpix plans to provide these services to content companies ranging in size from Fortune 500 to venture-capital-backed startups which will allow these companies to effectively generate revenues based on consumers’ actions. The advantage of Mindpix Media Services is that we will eliminate the need for companies to invest and maintain separate content and digital rights management, e-commerce and streaming media delivery systems. By working with Mindpix Media Services, our efficiencies of scale and ability to perform these tasks will create an efficient way to do business for any company in the media space. To be effective in the distribution of content, Mindpix Media Services will integrate its managed Media Services technology platform with IP networks to offer cost-effective, high-quality live and on-demand streaming media delivery services.

Mindpix Presents

Mindpix Presents will create, produce and have ownership of multimedia entertainment properties that will generate revenue from its distribution to end users via multimedia devices. These devices are in the hands of consumers today and are often used simultaneously with other media. As a result, it is important to communicate across these multiple devices at the same time in order to reinforce the content, the marketing message and/or provide deeper content details that engage the consumer. We believe these multimedia devices can be divided into four categories as follows:

●	Mobile (Smartphone’s and Tablets)

●	Online video

●	Game consoles (i.e. Xbox)

●	Connected TV’s

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In concert with Mindpix Media Services, Mindpix Presents provides an all-in-one solution for content creators as Mindpix Presents provides a full service platform for the creation of content for distribution across the four categories of multimedia described above. In tandem with the content creation, Mindpix Presents provides full management of digital sponsorship sales and business development for worldwide live webcasting and management of all digital properties to effectively generate multiple revenue streams from the created content.

Mindpix Presents will offer marketers and consumers the ability to connect to new and exciting content through unique, high-quality programming that captures the excitement, entertainment and relevant entertainment content. Our content will include lifestyle programs, entertainment, examples of fine living, live events that attract young and sophisticated viewers that comprise the majority of the digital media demographic. We will seek top talent in their respective industries that will provide exciting and engaging content and entertainment that we will monetize from.

The use of owned, original branded programming and owned event creation will potentially provide additional revenue streams for the Company through the utilization of social media and member benefits opportunities. These revenue streams include branded entertainment, sponsorships for events, and media placement, third party commissions for video and banner advertisements, merchandise and production sales and services.

By providing content across all distribution platforms from TV screens to mobile devices, gaming consoles, computers and tablets, we have positioned ourselves to provide companies with a one-stop-shop/turnkey integrated solution that creates revenue while generating net profits. To date, we have not yet generated revenues from this business platform, but plan to market our services to companies in 2014 that can make their initial investment using a small portion of their existing marketing budget.

Employees

The company currently has three (3) full time employees, the Chief Executive Officer, Chief Operating Officer, and Corporate Secretary/Treasurer. In addition, we have three independent consultants; one (1) Chief Scientist and two (2) Business Development Professionals

Corporate Information

We were originally incorporated in 1998 under the laws of Delaware as Analyst Express, Inc. and redomiciled in Nevada in 2004 under the name Mindpix, Inc. Our corporate headquarters is located at 940 Lincoln Mall Road, Miami Florida, 33139 and our telephone number is 800-278-8280. Our internet address is www.mpixcorporation.com. Information contained in, or that can be accessed through, our website is not incorporated into and does not form a part of this registration statement.

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Item 1A.

RISK FACTORS

We operate in a rapidly changing environment that involves a number of risks, some of which are beyond our control. The following discussion highlights some of these risks and others are discussed elsewhere in this registration statement. These and other risks could have a material adverse effect on our business, results of operations, financial condition and cash flows.

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and its subsidiary not to the selling stockholders.

In addition to the other information in this Registration Statement, the following risk factors, among others, should be considered carefully in evaluating us and our business.

As an emerging growth company, exemptions from the following provisions are available to us:

1. Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires auditor attestation of internal controls;

2. Section 14A(a) and (b) of the Securities Exchange Act of 1934, which require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation;

3. Section 14(i) of the Exchange Act (which has not yet been implemented), which requires companies to disclose the relationship between executive compensation actually paid and the financial performance of the company;

4. Section 953(b)(1) of the Dodd-Frank Act (which has not yet been implemented), which requires companies to disclose the ratio between the annual total compensation of the CEO and the median of the annual total compensation of all employees of the companies; and

5. The requirement to provide certain other executive compensation disclosure under Item 402 of Regulation S-K. Instead, an emerging growth company must only comply with the more limited provisions of Item 402 applicable to smaller reporting companies, regardless of the issuer’s size.

Pursuant to Section 107 of the JOBS Act, an emerging growth company may choose to forgo such exemption and instead comply with the requirements that apply to an issuer that is not an emerging growth company. We have elected to maintain our status as an emerging growth company and take advantage of the JOBS Act provisions. Our election under Section 107(b) of the JOBS Act allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

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Risks Related To Our Company

We have had a history of losses, we expect losses in the future, and there can be no assurance that we will become profitable in the future.

The Company was incorporated in Delaware in 1998 and re-domiciled under the laws of the State of Nevada on 2004. Since inception, we have experienced operating losses on an on-going basis. For the nine months ended September 30, 2013 and the year ended December 31, 2012, we incurred net losses of $2,991,501 and $5,011,789, respectively. As of September 30, 2013, we had an accumulated deficit of $16,427,055. We expect our losses to continue for the foreseeable future. These continuing losses may be greater than current levels. If our revenues do not increase substantially or if our expenses exceed our expectations, we may never become profitable. Even if we do achieve profitability at some point in the future we may not sustain profitability on a quarterly or annual basis in the future.

We need additional capital in the future to finance our planned growth, which we may not be able to raise or it may only be available on terms unfavorable to us or our stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

We have and expect to continue to have substantial working capital needs. We do not now have funds sufficient to fund our operations at their current level for the next 12 months. We need to raise additional cash to fund our operations and implement our business plan. We are maintaining an on-going effort to locate sources of additional funding, without which we will not be able to remain a viable entity. No financing arrangements are currently under contract, and there are no assurances that we will be able to obtain adequate financing. The expected operating losses, coupled with a lack of liquidity, raise a substantial doubt about our ability to continue as a going concern. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders.

At this stage of our business operations, even with our good faith efforts, potential investors have a possibility of losing their investment.

Because the nature of our business is expected to change as a result of shifts as a result of market conditions, competition, and the development of new and improved technology, management forecasts are not necessarily indicative of future operations and should not be relied upon as an indication of future performance. While management believes its estimates of projected occurrences and events are within the timetable of its business plan, our actual results may differ substantially from those that are currently anticipated.

Our current management resources may not be sufficient for the future, and we have no assurance that we can attract additional qualified personnel.

There can be no assurance that the current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform. Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that (if we need to) we will be successful in attracting highly qualified individuals in key management positions.

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Limitations on claims against our officers and directors, and our obligation to indemnify them, could prevent our recovery for losses caused by them.

The corporation law of Nevada allows a Nevada corporation to limit the liability of its directors to the corporation and its stockholders to a certain extent, and our Articles of Incorporation have eliminated our directors’ and officers’ personal liability for damages for breaches of fiduciary duty but do not eliminate or limit the liability of a director officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (b) the payment of dividends in violation of applicable law. The corporation law of Nevada allows a Nevada corporation to indemnify each director, officer, agent and/or employee to the extent that certain standards are met. Further, we may purchase and maintain insurance on behalf of any such persons whether or not we have the power to indemnify such person against the liability insured against. Consequently, because of the actions or omissions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons. Further, the Commission maintains that indemnification for liabilities arising under the Securities Act is against the public policy expressed in the Securities Act, and is therefore unenforceable.

We may experience rapid growth, and in such case we will need to manage this growth effectively.

We believe that, given the right business opportunities, we may expand our operations rapidly and significantly. If rapid growth were to occur, it could place a significant strain on our management, operational and financial resources. To manage any significant growth of our operations, we will be required to undertake the following successfully:

1. Manage relationships with various strategic partners and other third parties;

2. Hire and retain skilled personnel necessary to support our business;

3. Train and manage a growing employee base; and

4. Continually develop our financial and information management systems.

If we fail to make adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed. Our inability to manage growth effectively could materially adversely affect our business, results of operations and financial condition.

Risks Related To Our Business

Our business is speculative because (among other reasons) our revenues will be derived from the acceptance of our business model and the timely expansion to distribution, which is difficult to predict, and our failure to develop appealing content would probably materially adversely affect us.

Our media services business and our content creation is the key to our success. It represents the catalyst for generating our revenues, and is subject to a number of uncertainties. Our success depends on the quality of our business and services that will be compared to other similar business practices released into marketplace at or near the same time as ours, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. There can be no assurance that our current or future business will appeal to businesses, consumers or persons who would pay to broadcast it. Any failure to develop appealing business content and services would materially and adversely affect our business, results of operations and financial condition.

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There are various risks associated with our proprietary rights.

No patent protection. We have no proprietary technology, and accordingly, have no patents. We intend to rely on a combination of copyright and trade secret protection and nondisclosure agreements to establish and protect our proprietary rights. Despite our precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information, products or technology without authorization, to imitate our business model(s), or to develop similar or superior programming or ideas independently. Imitation of our businesses, the creation of similar or superior business practices, or the infringement of our intellectual property rights could diminish the value of our business or otherwise adversely affect our potential for revenue. Policing unauthorized use of our intellectual property will be difficult and expensive. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. We cannot provide any assurances that the steps we take will prevent misappropriation of our technology or that our confidentiality or other protective agreements will be enforceable.

Enforcing our proprietary rights may require litigation. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to protect our copyrights, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results or financial condition.

Others may assert infringement claims against us. One of the risks of our business is the possibility of claims that our businesses infringe on the intellectual property rights of third parties with respect to previously developed content and/or business practices. In addition, our technology and software may be subject to patent, copyright or other intellectual property claims of third parties. We could receive, in the future, claims of infringement of other parties’ proprietary rights. There can be no assurance that infringement claims will not be asserted or prosecuted against us, or that any assertions or prosecutions will not materially adversely affect our business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims, we would incur significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on our business, financial condition or results of operations. If any claims or actions are asserted against us, we may seek to obtain a license under a third party’s intellectual property rights. We cannot provide any assurances, however, that under such circumstances a license would be available on reasonable terms or at all.

We will rely on a number of third parties, and such reliance exposes us to a number of risks.

Our operations will depend on a number of third parties. We will have limited control over these third parties. We will probably not have many long-term agreements with many of them. We rely upon a number of third parties to carry our content, and we will need to expand in the future the number of third parties doing this on our behalf. There can be no assurance that any such agreements will not be terminated or that they will be renewed in the future on terms acceptable to us, or that we will be able to enter into additional such agreements. Our inability to preserve and expand the channels for distributing our business would likely materially adversely affect our business, results of operations and financial condition. We also will rely on a variety of technology that we will license from third parties. Our loss of, or inability to, maintain or obtain upgrades to any of these technology licenses could result in delays. These delays could materially adversely affect our business, results of operations and financial condition, until equivalent technology could be identified and licensed, or developed and integrated. Moreover, we occasionally use third parties in connection with our production work and work on our Web site. In addition, we do not own a gateway onto the Internet. Instead, we now and presumably always will rely on a network operating center to connect our Web site to the Internet. Overall, our inability to maintain satisfactory relationships with the requisite third parties on acceptable commercial terms, or the failure of such third parties to maintain the quality of services they provide at a satisfactory standard, could materially adversely affect our business, results of operations and financial condition.

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We could be materially adversely affected by future regulatory changes applicable to our business.

We do not believe that any governmental approvals are required to sell our products or services, and that we are not currently subject to significant regulation by any government agency in the United States, other than regulations applicable to businesses generally. However, a number of laws and regulations may be adopted with respect to our business in the future. Such legislation could dampen or increase the cost of our business. Such a development could materially and adversely affect our business, results of operations and financial condition.

Competition in our industry is moderate. We are very small and have a limited operating history although compared to the vast majority of our competitors.

We intend to compete with major and independent providers of content to the Broadband and VOD television the majority of our anticipated competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for technology upgrades and marketing. In addition, some of our competitors have been operating in our core areas for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

Risks Related To Our Common Stock

The lower our stock price, the lower the fluctuating, below market price conversion rate for the convertible debentures or notes will be and the greater number of shares of our common stock we will have to issue upon conversion of the convertible debentures or notes .

During the nine months ended September 30, 2013, we issued certain convertible notes payable that are convertible into shares of our common stock based upon a discount to the market price. The conversion terms of the convertible note are based upon a discount to the then-prevailing average of the three lowest trading bid prices for the last ten trading days immediately preceding the conversion and, as a result, the lower the stock price at the time the investor converts the respective debenture, the more common shares the investor will receive. The number of shares of common stock to be issued is based on the future price of the Company’s common stock. The number of shares of common stock issuable upon conversion of the promissory note is indeterminate. If the trading prices of the common stock are low when the conversion price of the convertible debentures or notes is determined, we would be required to issue a higher number of shares of our common stock, which could cause substantial dilution to our stockholders. In addition, if the debenture holders convert their debentures or notes and sell our common stock, this could result in an imbalance of supply and demand for our common stock and reduce our stock price. The further our stock price declines, the further the adjustment of the conversion price will fall and the greater the number of shares we will have to issue upon conversion.

As a result of these conversion rights, the number of shares issuable upon conversion of the convertible debentures or notes is potentially limitless. While the overall ownership by each of the holders of the convertible debentures or notes at any one moment may be limited to 4.99% of the outstanding shares of our common stock, such holders may be free to sell any shares into the market, which have been issued to them, thereby enabling them to convert the remaining convertible debentures or note.

We may issue additional stock without stockholder consent.

Our board of directors has authority, without action or vote of the stockholders, to issue all or part of our authorized but unissued shares. Additional shares may be issued in connection with future financing, acquisitions, employee stock plans, or otherwise. Any such issuance will dilute the percentage ownership of existing stockholders. The Company is authorized to issue up to 25,000,000 shares of preferred stock in one or more series and fix the terms of such stock without stockholder approval. Preferred stock may include the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of preferred stock could adversely affect the rights of the holders of common stock and reduce the value of the common stock. In addition, specific rights granted to holders of preferred stock could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. Such issuance could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

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Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, or upon the expiration of any statutory holding period under Rule 144, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could hinder our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The trading price of our common stock may entail additional regulatory requirements, which may negatively affect such trading price.

The trading price of our common stock has been and may continue to be below $1.00 per share. As a result of this price level, trading in our common stock is subject to the requirements of certain rules promulgated under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transaction before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock. As a consequence, the market liquidity of our common stock could be severely affected or limited by these regulatory requirements.

Because our board of directors does not intend to pay dividends on our common stock in the foreseeable future, stockholders may have to sell their shares of our common stock to realize a return on their investment in the company.

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available. To date, we have paid no dividends. Our Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. Accordingly, a return on an investment in shares of our common stock may be realized only through a sale of such shares, if at all.

The issuance and sale of common stock upon conversion of the Convertible Notes may depress the market price of our common stock.

As sequential conversions of the Convertible Notes and sales of such converted shares take place, the price of our common stock may decline, and as a result, the holder of the Convertible Notes will be entitled to receive an increasing number of shares in connection with its conversions, which shares could then be sold in the market, triggering further price declines and conversions for even larger numbers of shares, to the detriment of our investors. The shares of common stock which the Convertible Notes are convertible into may be sold without restriction pursuant to Rule 144. As a result, the sale of these shares may adversely affect the market price, if any, of our common stock.

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In addition, the common stock issuable upon conversion of the Convertible Notes may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the company’s stock will decrease, and any additional shares which shareholders attempt to sell in the market will only further decrease the share price. The various Convertible Notes will be convertible into shares of our common stock at conversion terms as described above, and such discounts to market provide the holders with the ability to sell their common stock at or below market and still make a profit. In the event of such overhang, the note holder will have an incentive to sell their common stock as quickly as possible. If the share volume of our common stock (which to date has been very limited) cannot absorb the discounted shares, then the value of our common stock will likely decrease.

The issuance of common stock upon conversion of the Convertible Notes will cause immediate and substantial dilution.

The issuance of common stock upon conversion of the Convertible Notes will result in immediate and substantial dilution to the interests of other stockholders since the holder of the Convertible Notes may ultimately receive and sell the full amount of shares issuable in connection with the conversion of such Convertible Notes. Although the Convertible Notes may not be converted if such conversion would cause the holder thereof to own more than 4.99% of our outstanding common stock (subject to 61 days written notice of such holder’s intent to waive such restriction and allowing them to convert up to 9.9%), this restriction does not prevent the holder of the Convertible Notes from converting some of its holdings, selling those shares, and then converting the rest of its holdings, while still staying below the 4.99% limit. In this way, the holder of the Convertible Notes could sell more than this limit while never actually holding more shares than this limit allows. If the holder of the Convertible Notes chooses to do this, it will cause substantial dilution to the then holders of our common stock.

The continuously adjustable conversion price feature of our Convertible Notes could require us to issue a substantially greater number of shares, which may adversely affect the market price of our common stock and cause dilution to our existing stockholders.

Our existing stockholders will experience substantial dilution of their investment upon conversion of the Convertible Notes. The Convertible Notes are convertible into shares of common stock at conversion prices as described above. As a result, the number of shares issuable could prove to be significantly greater in the event of a decrease in the trading price of our common stock, which decrease would cause substantial dilution to our existing stockholders. As sequential conversions and sales take place, the price of our common stock may decline, and if so, the holder of the Convertible Notes would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, which would cause additional dilution to our existing stockholders and would likely cause the value of our common stock to decline.

The continuously adjustable conversion price feature of our Convertible Notes may encourage the holder of the Convertible Notes to sell short our common stock, which could have a depressive effect on the price of our common stock.

The Convertible Notes are convertible into shares of our common stock at conversion prices as described above. The significant downward pressure on the price of our common stock as the holder of the Convertible Notes converts and sells material amounts of our common stock could encourage investors to sell short our common stock. This could place further downward pressure on the price of our common stock. In addition, not only the sale of shares issued upon conversion of the Convertible Notes, but also the mere perception that these sales could occur, may adversely affect the market price of our common stock.

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Shares eligible for future sale by our current stockholders may adversely affect our stock price.

To date, we have had a very limited trading volume in our common stock. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of common stock under Rule 144 of the Securities Exchange Act of 1933 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of Broker-Dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Mindpix currently trades on the OTC Markets Group’s OTC Pink Tier. However, after this Registration Statement is effective and the Company is a reporting issuer the Company intends to trade on the OTCQB Tier of OTC Markets and/or the OTC Bulletin Board (“OTCBB”). Companies trading on the OTCBB and the OTCQB, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on. If we fail to remain current on our reporting requirements, we could be removed from the OTCQB or OTCBB. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Item 2. Financial Information

Selected Financial Data

The selected financial data presented below for the nine months ended September 30, 2013 and 2012, are derived from our unaudited consolidated financial statements, which are included elsewhere in this Registration Statement. The selected financial data presented below for the years ended December 31, 2012 and 2011 from our audited financial statements and reports thereon, which are included elsewhere in this Registration Statement.

The information set forth below is qualified by reference to, and should be read in conjunction with, the consolidated financial statements and related notes thereto included elsewhere in this Registration Statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth below in this Item 2.

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Statements of Operations

	(Unaudited)
	Nine Months Ended		Years Ended
	September 30,		December 31,
	2013	2012	2012	2011
Revenue	$-	$-	$-	$-

Operating Expenses:
Consulting and professional fees	460,087	744,264	5,133,114	101,593
Personnel	170,012	15,876	483,553	-
Travel	62,353	50,841	-	-
Other general and administrative	51,212	49,331	119,133	4,332
Total operating expenses	743,664	860,312	5,735,800	105,925

Other Income (Expense):
Loss on settlement with Emax and Affiliates	(1,939,281)	-	-	-
Interest expense	(55,445)	(4,462)	(5,949)	(5,949)
Gain on settlement of debt	-	-	729,960	-
Impairment loss	-	-	-	(1,600,000)
Initial derivative liability	(230,386)	-	-	-
Change in fair value of derivative liability	(22,725)	-	-	-
Total other expense	(2,247,837)	(4,462)	724,011	(1,605,949)

Net loss	$(2,991,501)	$(864,773)	$(5,011,789)	$(1,711,874)

Net loss attributable to non-controlling interest	3,298	-	317,114	-

Net Loss attributable to Mindpix Corporation Stockholders	$(2,988,202)	$(864,773)	$(4,694,675)	$(1,711,874)

Basic and Diluted Loss Per Share	$(0.00)	$(0.00)	$(0.01)	$(0.01)

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Balance Sheet Data

	As of	As of
	September 30,	December 31,
	2013	2012	2011
	(Unaudited)
Cash and Cash Equivalents	$30,929	$9,995	$-
Working Capital Deficit	$(941,348)	$(793,176)	$(1,328,934)
Total Assets	$38,136	$9,995	$-
Total Liabilities	$972,277	$803,171	$1,328,934
Total Stockholders’ Deficit	$(934,142)	$(793,176)	$(1,328,934)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this filing. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 6, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this document. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States.

Overview

Mindpix Corporation is a technology driven media company that was re-domiciled in the State of Nevada in 2004. Mindpix is focused on owning, creating and/or managing Music, Entertainment, Sports and U.S. Hispanic media properties across the globe. Through marketing, sales and distribution practices, Mindpix provides on-line video technology, production, digital marketing, audience development, payment services, sponsor acquisition, digital and traditional media distribution services, all to drive revenue for live and VOD (video on demand) events globally.

Mindpix has had limited activity and has generated no revenues since prior to 2011. In May 2011, the Company acquired the rights to an extensive music library in exchange for 400,000,000 shares of common stock. The Company subsequently determined that the rights acquired were not sufficiently perfected to allow for the profitable monetization of the library. Prior to May 2013, the Company’s efforts included: 1) unwinding an abandoned reverse merger attempted in connection with the acquisition of the music library rights and 2) producing a concert event in December 2012. Accordingly, the Company has secured the return of 674,007,878 shares of common stock held by prior management and affiliates of the assignor of the music library rights.

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Recent Developments

In December 19, 2013, we announced that we entered into an LOI for an exclusive global licensing agreement with PayMeOn, Inc. to develop B2C social commerce-focused software targeting the Media and Entertainment sectors. Mindpix will be developing applications for both PC’s as well as smartphone and tablet based applications for Apple IOS and Android operating systems. The Company will roll-out new PayMeOn products aimed at generating more revenue and viewership to its owned and managed live and video on demand (VOD) music, entertainment and sporting events

On December 9 2013, we announced that we were selected by React Presents to produce and distribute a free to air, worldwide webcast of the 2014 Spring Awakening Music Festival (SAMF). Spring Awakening Music Festival is Chicago’s largest outdoor all electronic dance music (EDM) festival, featuring the top producers and DJs around from around the globe.

On November 8, 2013 we announced a broad strategic alliance with Causora, covering global PPV and VOD events. Causora, is a loyalty program for charitable giving, which will provide custom integration of the MyCausora fundraising solution within Mindpix events. ..The purpose of the partnership is to bring a robust nonprofit fundraising technology tool to Mindpix’s streaming platform for Live and VOD events on-line, and across smartphones and tablets, as well as boost charitable donations made using Causora’s funding solution.

Results of Operations

Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012

	Nine Months Ended
	September 30,
	2013	2012	$ Change	% Change
Revenue	$-	$-

Operating Expenses:
Consulting and professional fees	460,087	744,264	(284,177)	(38)%
Compensation	170,012	15,876	154,136	971%
Travel	62,353	50,841	11,512	23%
Other general and administrative	51,212	49,331	1,882	4%
Total operating expenses	743,664	860,312	(116,648)	(14)%

Other Expense:
Loss on settlement with Emax and Affiliates	(1,939,281)	-	(1,939,281)	100%
Interest expense	(55,445)	(4,462)	(50,983)	1,143%
Initial derivative liability	(230,386)	-	(230,386)	100%
Change in fair value of derivative liability	(22,725)	-	(22,725)	100%
Total other expense	(2,247,837)	(4,462)	(2,243,375)	67,648%

Net loss	$(2,991,501)	$(864,773)	(2,126,728)	246%

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Consulting and Professional Fees: Consulting and professional fees decreased by $284,177, or 38%, from $744,264 in 2012 to $460,087 in 2013. Consulting and professional fees include payments to accountants, lawyers and outside consultants that provided services to the Company and decreased due to the Company hiring full time employees instead of relying outside consultants.

Compensation: Personnel costs increased by $154,136, or 971%, from $15,876 in 2012 to $170,012 in 2013. Personnel costs include wages, benefits, and related taxes paid to the Company’s three employees. The increase is due to the hiring of the current management team during 2013. Prior to May 2013, the Company did not have employees and personnel costs were related to non-employee director compensation.

Loss on Settlement with Emax and Affiliates: During 2013, the Company secured the return of 674,007,878 shares of common stock held by prior management and affiliates of the assignor of the music library rights. During 2012 and 2013, the Company issued 816,672,878 shares of common stock in settlement of obligations assigned to the Company by the assignor of the music library rights discussed above. The Company initially recorded the issuance of these shares, at their grant date fair values, as Due from Emax Affiliates, reflected in the stockholders’ deficit of its balance sheet. Upon settlement and receipt of these shares, the Company recorded a loss on settlement equal to the excess of the average grant date fair value of the shares issued over the average grant date fair value of the shares returned.

Interest Expense: Interest expense increased by $50,983, or 1,143% from $4,462 in 2012 to $55,445 in 2013, primarily due to convertible notes with an aggregate face value of $126,000 issued in 2013 The Company recorded discounts on the convertible debt resulting in discount amortization of $46,348 in 2013.

Derivative Liabilities: Initial derivative liabilities totaled $356,386 in 2013 as a result of the conversion rights embedded in the convertible notes issued during 2013 requiring derivative liability of which $230,386 was charged to operations and $126,000 was recorded as a debt discount. The initial liabilities represent the estimated fair value of the conversion options on the dates of issuance. treatment. The change in derivative liabilities totaled $22,725 in 2013 and results from the adjustment of the derivative liabilities to fair value at each balance sheet date. The changes in fair value are primarily the result of changes in expected future volatility of the Company’s common stock and fluctuations in the trading price of the Company’s common stock.

Comparison of Years Ended December 31, 2012 and 2011

	2012	2011	$ Change	% Change

Revenue	$-	$-

Operating Expenses:
Compensation	5,133,114	101,593	5,031,521	4,953%
Concert production	483,553	-	483,553	100%
General and administrative	119,133	4,332	114,801	2,650%
Total operating expenses	5,735,800	(105,925)	5,629,875	5,315%

Other Expense:
Interest	(5,949)	(5,949)	-	0%
Gain on settlement of debt	729,960	-	729,960	100%
Impairment of music license rights	-	(1,600,000)	1,600,000	(100)%
Total other expense	724,011	(1,605,949)	2,329,960	(145)%

Net loss	$(5,011,789)	$(1,711,874)	(3,299,915)	193%

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Compensation: Compensation expenses increased by $5,031,521, or 4,953%, from $101,593 in 2011 to $5,133,114 in 2012. The increase was primarily due to the issuance, in 2012, of 280,825,000 shares of common stock with a grant-date fair value of $4,542,330 issued to various consultants to the Company. In 2012, an affiliate of a former member of management transferred 30,000,000 shares with a grant date fair value of $147,000 to a consultant for services related to the production of the December 2012 concert event. The Company also recognized $40,898 of compensation expense related to the vesting of options, all of which have since expired unexercised or have been forfeited.

Concert Production: Concert production expenses totaled $483,553 resulted from the production of the December 2012 concert event.

General and Administrative: General and administrative expenses increased by $114,801, or 2,650%, from $4,332 in 2011 to $119,133 in 2012. The increase was a result of overhead incurred by management prior to the unwinding of the reverse merger, including expenses for travel and professional fees.

Gain on Settlement of Debt: During the year ended December 31, 2012, the Company issued 13,035,000 shares of common stock with a grant date fair value of $514,049 in settlement of Company debt with an aggregate face value $1,244,009 and recognized a gain on settlement of $729,960.

Stock Compensation Plan

2011 Omnibus Stock Option Plan

The Company has adopted the 2011 Omnibus Option Plan (“Plan”) to provide a means by which selected Employees of and Consultants to the Company, and its affiliates, may be granted options to purchase the Company’s common stock. The Plan authorizes the issuance of options to acquire 70,000,000 shares of common stock for a period of ten years. The exercises price is determined at the discretion of the board and shall not be less the fair market value. As of September 30, 2013, there were no options outstanding under the plan and all 70,000,000 shares are available for issuance.

Liquidity and Capital Resources

As of September 30, 2013, the Company had a working capital deficit of $941,348 and an accumulated deficit of $16,427,055. The Company’s debt is includes convertible debt with an aggregate face value of $126,000 as of September 30, 2013 and $92,123 of principal and interest on note payable. The Company has not generated positive cash from operations during the years ended December 31, 2012 and 2011, or the nine months ended September 30, 2013. Cash used in operations totaled $702,278 and $182,982 for the nine months ended September 30, 2013 and 2012, respectively, and $543,963 for the year ended December 31, 2012. The Company’s primary source of liquidity has been from the sale of common stock and convertible notes in a series of private placements resulting in cash provided by financing activities of $730,500 for the nine months ended September 30, 2013. The Company will require additional debt or equity financing to continue operations and to implement its business plan.

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The following table summarizes our cash flows from operating and financing activities:

	Nine Months Ended September 30,	Years Ended December 31,
	2013	2012	2011
Cash flow provided by (used in):
Operating activities	$(702,278)	$(543,963)	$(3,515)
Investing Activities	(7,288)	-	-
Financing activities	730,500	553,958	-
Net increase (decrease) in cash	$20,934	$9,995	$(3,515)

Operating Activities: Cash used in operations is the result of operating activity described above offset by non-cash operating expenses such as stock based compensation, and changes in current assets and liabilities.

Investing Activities: Cash used by investing activities has been the result of the purchase of production equipment.

Financing Activities: Cash provided by financing activities has been the result of the sale of common stock and convertible debt, and advances from a related party.

Related Party Transactions

Settlement of Consulting Fees by Emax and Affiliates

In December 2012, Emax Media, Inc. transferred 30,000,000 shares to an officer of the 33% member in New Beginnings as consideration for consulting services provided related to the December 2012 concert event. The grant date fair value of the shares of $147,000 was recorded as compensation expense in 2012.

Due to Emax Media, Inc. and Affiliates

During 2012 and the nine months ended September 30, 2013, the Company received proceeds of $216,356 and $3,000, respectively, from third parties for the purchase of the Company’s common stock held by the Emax Media, Inc. and its affiliates. During the years ended December 31, 2012 and 2011, Emax Media, Inc. and Affiliates advanced $4,332 and $3,515, respectively, to the Company for working capital purposes. In September 2013, the Company entered into a settlement agreement with Emax Media, Inc. and its affiliates resulting in the forgiveness of these amounts. The settlement agreement provided for the return of common stock in addition to forgiveness of the advanced amounts, resulting in a loss on settlement of $1,939,281.

Advances from the Related Parties for New Beginnings Concert 2012

During 2012, the 33% member in New Beginnings paid $119,301 directly to vendors of the Company related to the production of the December 2012 concert event. The Company also agreed to issue 30,000,000 shares of common stock with a grant date fair value of $345,000 to an officer of the 33% member in New Beginnings. In December 2012, an officer of the 33% member advanced $30,000 to the Company related to the December 2012 concert. During the nine months ended September 30, 2013, the Company repaid $50,000. These amounts, totaling $444,301 and $494,301 as of September 30, 2013, and December 31, 2012, respectively, are non-interest bearing, due on demand and presented as Due to Related Parties on the accompanying condensed consolidated balance sheets.

Settlement with Emax Media, Inc. and Affiliates

In August 2013, the Company entered into agreements with former officers of the Company resulting in the return and cancellation of shares of common stock.

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In September 2013, the Company entered into an additional settlement agreement with Emax Media, Inc. and Affiliates to settle all amounts owed to and from the Company by Emax Media, Inc. and Affiliates. The agreement relieves the Company and Emax Media, Inc. of any future obligations related to amounts reflected on the accompanying condensed consolidated balance sheets as Due to Emax Media, Inc. and Affiliates, and Due from Emax Media, Inc. and Affiliates (Contra-Equity). The agreement relieved the Company of its obligation to repay $224,203 reflected on the accompanying condensed consolidated balance sheet as of December 31, 2012 as Due to Emax Media, Inc. and Affiliates. The agreement also provided for the return and cancellation of additional shares of common stock, as well as the cancellation of shares of common stock previously returned to the Company in exchange for preferred stock. In total 674,007,878 common shares were returned for cancellation to settle Due from Emax and Affiliates contra equity resulting in a loss on settlement of $1,939,281.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying consolidated financial statements expressing concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off Balance Sheet Arrangements

The Company has no off balance sheet arrangements.

Effect of Inflation and Changing Prices

We do not believe that inflation or changing prices have had a material effect on our business, results of operations or financial condition during the past two years.

Critical Accounting Policies

Critical accounting policies are those that require application of our management’s most difficult, subjective or complex judgments often as a need to make estimates about the effects of matters that are inherently uncertain and may change in subsequent periods. The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. The most significant estimates in our financial statements are discussed below. Actual results could vary from those estimates.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on the Company’s knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates. The Company’s most significant estimates include those made in connection with stock based transactions.

Due from Emax Media, Inc. and Affiliates (Contra-Equity)

The Company accounted for common stock issued in settlement of obligations of the Emax Media, Inc. and its affiliates as contra-equity included in Due from Emax Media, Inc. and Affiliates in the deficiency section of the accompanying consolidated balance sheets.

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Stock-based Compensation

The Company recognizes stock-based compensation by measuring the cost of services to be rendered based on the grant-date fair value of the equity award. No equity awards were granted to non- employees for future services. The grant date fair value of the equity-awards granted was estimated based on the quoted trading price of the Company’s common stock and is recognized as expense over the vesting period, adjusted for estimated forfeitures.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). For certain of our financial instruments, including cash, accounts payable and due to related parties, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for note payable and convertible debt, net of discounts, also approximate fair value because current interest rates available to the Company for debt with similar terms and maturities are substantially the same.

ASC Topic 820 provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC Topic 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Recently Issued Accounting Standards

Management has reviewed and continues to monitor the actions of the various financial and regulatory reporting agencies and is currently not aware of any proposed or pending pronouncements that could have a material impact on the Company’s financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not Applicable.

Item 3. Properties

Our principal executive offices are located at 940 Lincoln Mall Road, Miami Florida, 33139. We also have an office in at One Pennsylvania Plaza, 49th Floor, New York, NY 10119. These offices are leased pursuant to leases on a month-to-month basis. Our telephone number is 800-278-8280.

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Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 12, 2014, by:

●	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of Common Stock (“5% Owner”);

●	each of our named executive officers (“Officer”);

●	each of our directors (“Director”); and

●	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentage of beneficial ownership is based on 1,114,836,084 shares of Common Stock outstanding and 237,103,022 common stock to be issued as of February 12, 2014. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder.

Name and Address of	Nature of	Number of Shares
Beneficial Owner (1)	Beneficial Ownership	Beneficially Owned	Percent of Class
Victor Siegel,
Chief Executive Officer,
Director	N/A	-	-
Saul Federman,
Chief Operating Officer,	N/A	-	-
Julius John, Director	Direct	5,000,000	Less than 1%
William McCoy Odom, Jr	Direct and Family	90,400,000	6.7%
All Directors and
Officers as a Group			Less than 1%

(1)	Address for all individuals is 940 Lincoln Road Suite 315 Miami Beach, FL 33139.

Item 5. Directors and Executive Officers

Set forth below are the name, age and position and a brief account of the business experience of our Directors and executive officers.

Name	Age	Position	Director Since
Victor Siegel	53	President, Chief Executive Officer, and Director	2013
Saul Federman II	51	Chief Operating Officer	NA
Reina Ziegler	31	Corporate Secretary, Treasurer	NA
Julius John	40	Director

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Victor Siegel – Chief Executive Officer, Director

Mr. Siegel has more than 25 years as a growth-oriented media and technology executive with a successful track record of managing and turning around digital media, music and technology companies in the US, EU, Latin America and APAC. Mr. Siegel was appointed chief executive officer in April 2013, and has served as an executive mentor for Menitum, a pioneer and leader in formal corporate mentoring systems that support leadership From January 2012 through April 2013, Mr. Siegel served as the chief executive officer for Ahead, a leading developer of ZUI based mobile and web based products and services. From January 2010 through October 2011, he served as president and chief executive officer of Vervelife, a leading marketing and technology agency that puts the power of music to work for leading Fortune 500 companies. From February 2007 through 2008, Mr. Siegel served as chief executive officer, president and board member for Blue Frog Media, a venture backed mobile content, voice, PSMS and interactive television company.

Saul D Federman II – Chief Operating Officer

Mr. Federman is a multi-media executive with more than 20 years experience in leadership positions providing revenue generation for top brands including The Wall Street Journal, Barron’s, wsj.com, SmartMoney Magazine, TheStreet.com, Reader’s Digest (rd.com) MyPoints.com, Encyclopaedia Britannica (Britannica.com,) and Merriam Webster (m-w.com). Mr. Federman was appointed Chief Operating Officer in April 2013. From 2011 to 2012, Mr. Federman served as Chief Strategy Officer for Multiple Entertainment, Inc. From 2009 to 2011 he served as executive vice president, digital sales for Telmar Services Corp. From 2002 to 2009 he served as executive vice president, sales for LSF Group, Inc.

Julius John, Director

Julius John has over twenty years experience as a specialist in the diverse areas of musical theatre, theatrical education, acting, directing, theater management, and theatre development. Mr. John is currently an Associate Professor and The Director of Theatre at Bethune Cookman University in Daytona Beach, Florida. Mr. John was appointed Director in 2012. Since 2009, Mr. John has provided business development services to Edgefactory, a team-driven production house. Since 2004, Mr. John served as Vice President for Fashion News Live.

Reina Ziegler

Ms. Ziegler has served as corporate secretary and treasurer of the Company since January 2013. She was an executive assistant to the rental staffing department of Frontline Performance Group from September 2011 to December 2012 and short sale negotiator assistant for Property Resource Specialists from January 2011 to December 2011. From February 2009 to January 2011, Ms. Ziegler was an account services representative for Sprint/Nextel.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

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Election of Directors and Officers

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry. Or as an affiliated person, director or employee of an investment company, bank, savings and loan association. Also an insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding, which is currently pending.

No Executive Officer or Director of the Corporation is the subject of any pending legal proceedings.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the Commission and in other public communications made by an issuer;

3.	Compliance with applicable governmental laws, rules and regulations;

4.	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

5.	Accountability for adherence to the code.

On xxxxx xx, xxxx, we adopted a Code of Ethics that applies to our principal executive officer, principal operating officer and principal financial officer. Anyone can obtain a copy of the Code of Ethics by contacting us at the following address: 940 Lincoln Mall Road,, Suite 315, Miami Beach Florida 33139, attention: Chief Executive Officer. The first such copy will be provided without charge. The Company will post any amendments to the Code of Ethics, as well as any waivers that are required to be disclosed by the rules of either the Securities and Exchange Commission or the National Association of Dealers.

Nominating Committee

We do not have a Nominating Committee or Nominating Committee Charter. Our board of directors performed some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee in that we are continuously updating our operations and have limited resources with which to establish additional committees of our board of directors.

Compensation Committee

At this time, Mr. Siegel has performed this function in his role by reviewing our employment agreements. The board of directors intends to add additional members to the compensation committee and expects it to consist of solely of independent members. Until more members are appointed to the compensation committee, our entire board of directors will review all forms of compensation provided to any new executive officers, directors, consultants and employees, including stock compensation and options.

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Item 6. Executive Compensation

Compensation Discussion and Analysis

SUMMARY COMPENSATION TABLE

The following table includes information regarding the compensation paid or awarded to the individuals listed below (each a “Named Executive Officer,” and collectively, the “Named Executive Officers”) during 2012 and 2011. We have no pension or deferred compensation plans and, therefore, have omitted the column regarding compensation under such plans.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards Fair Value at Grant Date ($) (9)	All Other Compensation ($)	Total ($)
Victor Siegel Chief Executive Officer, Chief Accounting Officer, Director (1)	2012 2011	- -	- -	- -	- -	- -
Saul Federman, Chief Operating Officer (2)	2012 2011	- -	- -	- -	- -	- -
Reina Ziegler, Treasurer and Corporate Secretary (3)	2012 2011	- -	- -	- -	- -	- -
Mary Waldman, Chief Operating Officer (4)	2012 2011	- -	- -	- 140,000	6,698 (6) -	6,698 140,000
Armando Almirall, President (5)	2012 2011	- -	- -	- 8,000	1,912,141 (7) -	1,912,141 8,000
Roxanna Weber, Chief Executive Officer, Chairman (11)	2012 2011	- -	- -	- 8,000	857,008 (8) -	857,008 8,000
Wayne Kalish, Chief Executive Officer (10)	2012 2011	- -	- -	- -	378,000 (6) -	378,000 -

(1)	Appointed on April 26, 2013.

(2)	Appointed April 11, 2013

(3)	Appointed May 1, 2013

(4)	Member of prior management held position through September 12, 2012

(5)	Resigned April 3, 2013

(6)	Represents non-employee cash payments.

(7)	Represents non-employee cash payments of $22,141 and the grant-date fair value of 100,000,000 shares of common stock, or $1,890,000.

(8)	Represents the grant-date fair value of 20,000,000 shares of common stock.

(9)	All of the stock options were forfeited or expired without exercise and no longer remain outstanding as of the date of this registration statement.

(10)	Resigned January 8, 2013

(11)	Resigned in May 2012

DIRECTOR COMPENSATION

There was no compensation paid to board members during 2011 and 2012 other the amounts disclosed in the above executive compensation table for Ms. Weber, Ms. Waldman, Mr. Amirall, and Mr. Kalish.

During 2013 the Company paid non-cash compensation to Directors Julius John and German Gonzalez in the amount of five million (5,000,000) and twenty million (20,000,000) shares of common stock, respectively. However, there is currently no compensation plan in place for the directors. Mr. Gonzelez has since resigned as a director.

25

Item 7. Certain Relationships and Related Transactions, and Director Independence

Director Independence

Our Common Stock is not listed on any national securities exchange or inter-dealer quotation system with a requirement that a majority of our Board of Directors be independent, and therefore, we are not subject to any director independent requirements. In assessing the independence of our Board members, our Board has reviewed and analyzed the standards for independence required under the NASDAQ Capital Market, including NASDAQ Marketplace Rule 5605, and applicable SEC regulations. Based on this analysis, our Board has determined that only Julius John meets the standards for independence provided in the listing requirements of the NASDAQ Capital Market and SEC regulations. As a result, one of our two Board members meet such standards of independence.

Item 8. Legal Proceedings

The Company’s former Chief Financial Officer has commenced litigation against the Company claiming that the Company owes him $121,630 for his services pursuant to a Services Agreement. The Company has filed a counterclaim against the former Chief Financial Officer for professional negligence, breach of fiduciary duty, and violation of the Florida Securities and Investor Protection Act. The Company cannot evaluate the likelihood of an unfavorable outcome or estimate the amount or range of possible loss that may result from the resolution of these matters.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Our stock trades on the OTC Markets Group’s OTC Pink Tier, under the symbol “MPIX.” The last reported sale price of our common stock as reported by the Bulletin Board on February 13, 2014 was $0.009. As of that date, we had approximately 484 record holders of our common.

The following table provides the high and low bid price information for our common stock for the periods our stock was quoted on the Bulletin Board. For the period our stock was quoted on the Bulletin Board, the prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and does not necessarily represent actual transactions.

Quarter Ended	Min	Max
March 31, 2011	$0.001	$0.005
June 30, 2011	$0.002	$0.015
September 30, 2011	$0.008	$0.023
December 31, 2011	$0.018	$0.080

March 31, 2012	$0.019	$0.056
June 30, 2012	$0.002	$0.014
September 30, 2012	$0.002	$0.006
December 31, 2012	$0.002	$0.019

March 31, 2013	$0.006	$0.009
June 30, 2013	$0.002	$0.006
September 30, 2013	$0.002	$0.019

Dividend Policy

We do not plan to pay additional dividends in the foreseeable future. Our Board will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions. Earnings, if any, will be retained to finance our growth.

Shares Eligible for Future Sale

We had 1,114,836,084 shares of Common Stock outstanding and 237,103,022 common stock to be issued as of February 12, 2014 305,531,909 of these shares are “restricted” securities under the meaning of Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. Under Rule 144, a person who is not an “affiliate” (as defined in the Securities Act), and who has not been an affiliate for at least three months, may sell all his shares beginning six months after his acquisition of such shares, subject to certain restrictions relating to availability of current public information regarding our Company. However, once a non-affiliate has held his or her shares for one year or more, such shares may be sold under Rule 144 without any restrictions. Accordingly, as of the date of this filing 305,531,909 shares of our Common Stock held by non-affiliates are eligible for resale under Rule 144.

26

An affiliate may sell his shares under Rule 144 beginning six months after his acquisition, subject to certain restrictions regarding the manner of sale, notice filing and the availability of current public information regarding the Company. In addition, the number of shares that can be sold by an affiliate under Rule 144 within any three-month period cannot exceed the greater of:

●	1% of the total number of shares of Common Stock then outstanding; or

●	The average weekly trading volume of our Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

There is currently limited trading activity or trading volume in our shares. If, in the future, our securities are listed on an exchange, such as NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. If our Common Stock is quoted on the OTC Bulletin Board or the “Pink Sheets”, our stockholders will not be able to rely on the market-based volume limitation described above, and our stockholders who wish to sell our stock would rely only on the percentage based volume limitation described above.

Holders

As of February 11, 2013 there were 1,114,836,084 shares of Common Stock outstanding, 237,103,022 common stock to be issued and approximately 484 stockholders of record.

(a) Holders. The issued and outstanding shares of the common stock of the Company were issued in accordance with the exemptions from registration afforded by Securities Act of 1933.

(b) Dividends. The Company has not paid any dividends to date, and has no plans to do so in the immediate future. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends. Dividends, if any, would be contingent upon the Company’s revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends would be within the discretion of the Company’s Board of Directors.

Equity Compensation Plan Information

The following table sets forth the securities that are authorized for issuance as of February 12, 2014.

2011 Omnibus Stock Option Plan

The Company has adopted the 2011 Omnibus Option Plan (“Plan”) to provide a means by which selected Employees of and Consultants to the Company, and its affiliates, may be granted options to purchase the Company’s common stock. The Plan authorizes the issuance of options to acquire 70,000,000 shares of common stock for a period of ten years. The exercises price is determined at the discretion of the board and shall not be less the fair market value.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Stock Option plans approved by security holders	-	-	-
Stock Option plans not approved by security holders (1)	-	N/A	70,000,000
Total

27

Item 10. Recent Sales of Unregistered Securities

The information below lists all of our securities sold by us during the past three years which were not registered under the Securities Act of 1933. We paid no underwriting discounts or commissions in connection with the following transaction:

During the year ended December 31, 2012, the Company sold 60,442,017 shares of common stock for aggregate proceeds of $299,940. 17,642,017 of these shares were yet to be issued as of December 31, 2012.

During the nine months ended September 30, 2013, the Company received net proceeds of $677,500 for the sale of 159,695,000 shares of common stock, of which 41,070,000 shares were issued during the nine months ended September 30, 2013, and 118,625,000 had yet to be issued as of September 30, 2013. The Company also issued 14,700,000 shares of common stock for cash received during the year ended December 31, 2012.

During the year ended December 31, 2012, the Company issued 280,825,000 shares of common stock as consideration for services rendered.

During the nine months ended September 30, 2013, the Company issued 1,220,000 shares of common stock as consideration for professional services rendered.

From October 2013 through January 2014, the Company sold 64,510,988 shares of common stock for gross proceeds of $245,500, and agreed to issue 39,500,000 shares of common stock, with an aggregate grant date fair value of $332,650, for services.

Item 11. Description of Registrant’s Securities to be Registered

The Company is authorized to issue 1,500,000,000 shares of common stock, $.0001 par value and 25,000,000 shares of preferred stock, $.0001 par value.

Common Stock

All shares of common stock are entitled to one vote per share on matters that are submitted to a vote of the Shareholders. Cumulative voting for election of Directors is not permitted. The holders of shares are entitled to receive distributions in cash, property or other shares when, as and if declared by the Board of Directors out of funds legally available therefor, and are entitled to share ratably in the assets of the Company legally available for distribution to the holders of shares in the event of any liquidation, dissolution or winding up of the Company. The Shareholders have no preemptive, subscription or conversion rights. The shares are not subject to redemption. All of the outstanding shares are fully paid and non-assessable. The Company serves as the transfer agent and registrar for the shares.

Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock, par value $0.0001 with all 25,000,000 designated as Series A. Each share of Series A preferred stock entitles its holder to 25 votes, is convertible into 5 shares of common stock, has cumulative dividend rights, a liquidation preference of $5.00 per share plus accrued and unpaid dividends.

28

Distribution Policy

Holders of the Shares are entitled to distributions when and if declared by the Board of Directors in their sole discretion out of funds legally available therefor. The Company has not made cash distributions or declared dividends since its inception.

Item 12. Indemnification of Directors and Officers

Section 145 of the Nevada General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statue requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each of our officers and directors.

In addition, we currently maintain a directors’ and officers’ liability insurance policy which insures, subject to the exclusions and limitations of the policy, our directors and officers against certain liability which might be incurred by them solely in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 13. Financial Statements and Supplementary Data

See the financial statements and related notes included in Item 15 of this registration statement.

Item 14. Changes and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits.

(a)	Audited Financial Statements: Our audited consolidated financial statements for the years 2011 and 2012, and our unaudited interim consolidated financials for the nine months ended September 30, 2013 including the report of our independent registered public accounting firm on our audited consolidated financial statements, are attached hereto beginning at page F-1 immediately following Exhibit Index following the signature page of this registration statement.

(b)	Exhibits: See the exhibit index immediately following the signature page to this Form 10.

29

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Mindpix Corporation

Date: February 14, 2014	By:	/s/ Victor Siegel
	Name:	Victor Siegel
	Title:	Chief Executive Officer

30

EXHIBIT INDEX

3.1

31

Mindpix Corporation

Financial Statements

December 31, 2012

F-2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:

Mindpix Corporation

We have audited the accompanying consolidated balance sheets of Mindpix Corporation as of December 31, 2012 and 2011 and the related consolidated statements of operations, changes in stockholders’ deficiency, and cash flows for each of the two years in the period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Universal Capital Management, Inc. as of December 31, 2012 and 2011 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the previously unaudited 2012 and 2011 consolidated financial statements have been restated to correct misstatements.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had a net loss attributable to Mindpix Corporation stockholders’ and net cash used in operations of $4,694,675 and $543,963, respectively, in 2012, and has a working capital deficit, accumulated deficit and stockholders’ deficiency of $793,176, $13,438,853 and $793,176, respectively, at December 31, 2012 and has no revenues in 2012 and 2011. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
February 14, 2014

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

F-3

Mindpix Corporation

Consolidated Balance Sheets

December 31, 2012 and 2011

	2012	2011
	(Restated)	(Restated)
Assets
Current Assets:
Cash	$9,995	$-
Current assets	9,995	-

Total assets	$9,995	$-

Liabilities and Deficiency
Current Liabilities:
Accounts payable	$1,640	$4,332
Due to Emax Media, Inc. and Affiliates	224,203	3,515
Due to related parties	494,301	-
Notes payable and accrued interest	83,027	1,321,087
Total current liabilities	803,171	1,328,934

Commitments and Contingencies (Note 7)

Deficiency:
Common stock, $0.0001 par value; 1,500,000,000 shares authorized; 1,439,453,962 and 499,521,084 issued and 1,419,453,962 and 499,521,084 outstanding, respectively	141,945	49,952
Common stock to be issued (17,642,017 shares as of December 31, 2012)	1,764	-
Additional paid in capital	23,512,087	7,940,292
Due from Emax Media, Inc. and Affiliates (608,272,878 and 25,000,000 shares of common stock, respectively)	(10,693,006)	(575,000)
Treasury stock (20,000,000 shares as of December 31, 2012)	-	-
Accumulated deficit	(13,438,853)	(8,744,178)
Total Mindpix Corporation stockholders’ deficiency	(476,062)	(1,328,934)
Non-controlling interest in subsidiary	(317,114)	-
Total deficiency	(793,176)	(1,328,934)
Total liabilities and deficiency	$9,995	$-

See accompanying notes to the consolidated financial statements.

F-4

Mindpix Corporation

Consolidated Statements of Operations

Years Ended December 31, 2012 and 2011

	2012	2011
	(Restated)	(Restated)

Revenue	$-	$-

Operating Expenses:
Compensation	5,133,114	101,593
Concert production	483,553	-
General and administrative	119,133	4,332
Total operating expenses	5,735,800	105,925

Other Income (Expense):
Interest	(5,949)	(5,949)
Gain on settlement of debt	729,960	-
Impairment of music license rights	-	(1,600,000)
Total other expense	724,011	(1,605,949)

Net Loss Before Income Taxes	(5,011,789)	(1,711,874)

Income Tax Provision	-	-

Net loss	$(5,011,789)	$(1,711,874)

Net loss attributable to non-controlling interest	317,114	-

Net loss attributable to Mindpix Corporation Stockholders	$(4,694,675)	$(1,711,874)

Basic and Diluted Loss Per Share	$(0.01)	$(0.01)

Weighted Average Shares Outstanding (Basic and Diluted)	667,422,223	147,872,732

See accompanying notes to the consolidated financial statements.

F-5

Mindpix Corporation

Consolidated Statement of Changes in Deficiency

Years Ended December 31, 2012 and 2011 (Restated)

						Due
	Common Stock		Common Stock to be Issued		Additional Paid In	From Emax, Inc.	Non-Controlling	Accumulated
	Shares	Amount	Shares	Amount	Capital	and Affiliates	Interest	Deficit	Total
Balances, January 1, 2011	74,521,084	$7,452	-	$-	$5,706,199	$-	$-	$(7,032,303)	$(1,318,652)

Issuance of common stock for licensing rights	400,000,000	40,000	-	-	1,560,000	-	-	-	1,600,000

Issuance of common stock in settlement of obligations of Emax Media, Inc. and Affiliates	25,000,000	2,500	-	-	572,500	(575,000)	-	-	-

Stock-based compensation	-	-	-	-	101,593	-	-	-	101,593

Net loss	-	-	-	-	-	-	-	(1,711,874)	(1,711,874)

Balances, December 31, 2011	499,521,084	49,952	-	-	7,940,292	(575,000)	-	(8,744,178)	(1,328,934)

Retirement of shares previously issued as consideration for services provided to Emax Media, Inc. and Affiliates	(25,000,000)	(2,500)	-	-	(572,500)	575,000	-	-	-

Issuance of common stock for cash	42,800,000	4,280	17,642,017	1,764	293,896	-	-	-	299,940

Issuance of common stock in settlement of obligations of Emax Media, Inc. and Affiliates	608,272,878	60,827	-	-	10,632,178	(10,693,006)	-	-	-

Issuance of common stock in settlement of notes payable	13,035,000	1,304	-	-	512,746	-	-	-	514,049

Issuance of common stock for services	280,825,000	28,083	-	-	4,514,248	-	-	-	4,542,330

Settlement of consulting fees by Emax	-	-	-	-	147,000	-	-	-	147,000

Stock-based compensation	-	-	-	-	40,898	-	-	-	40,898

Cash received from non-controlling member of subsidiary	-	-	-	-	3,330	-	-	-	3,330

Net loss	-	-	-	-	-	-	(317,114)	(4,694,675)	(5,011,789)

Balances, December 31, 2012	1,419,453,962	$141,945	17,642,017	$1,764	$23,512,087	$(10,693,006)	$(317,114)	$(13,438,853)	$(793,176)

See accompanying notes to the consolidated financial statements.

F-6

Mindpix Corporation

Consolidated Statements of Cash Flows

Years Ended December 31, 2012 and 2011

	2012	2011
	(Restated)	(Restated)
Cash from Operating Activities:
Net loss	$(5,011,789)	$(1,711,874)
Adjustments to reconcile net loss to cash used in operations:
Impairment of music license rights	-	1,600,000
Accrued interest on note payable	5,949	5,949
Production expenses paid by related party	119,301	-
Obligation to issue stock to related party	345,000	-
Gain on settlement of debt	(729,960)	-
Stock issued for services	4,542,330	-
Stock-based compensation	40,898	101,593
Settlement of consulting fees by Emax	147,000	-
Increase (decrease) in accounts payable	(2,692)	817
Net cash used in operations	(543,963)	(3,515)

Cash from Financing Activities:
Advances from Emax Media Inc. and Affiliates	220,688	3,515
Advance from related party	30,000	-
Investment from minority member in subsidiary	3,330	-
Proceeds from the sale of common stock	299,940	-
Net cash provided by financing activities	553,958	3,515

Net Increase in Cash	9,995	-
Cash, Beginning of Year	-	-
Cash, End of Year	$9,995	$-

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Schedule of Non-Cash Financing Activities:

Issuance of common stock in settlement of notes payable	$514,049	$-

See accompanying notes to the consolidated financial statements.

F-7

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011 (Restated)

Note 1. Organization, Basis of Presentation and Significant Accounting Policies

Nature of Business and Basis of Presentation

Mindpix Corporation (referred to herein as the “Company”) was originally incorporated in the State of Delaware in 1988, re-domiciled in the State of Nevada in 2004, and is media company that focuses on proprietary technology, music and multi-media global content. In 2011, the Company intended to consummate a reverse merger transaction with Emax Media, Inc. Since May 31, 2011, the intended effective date of the reverse merger, through April 2013, management of Emax Media, Inc. and its affiliates acted as officers of the Company. The Company has determined that the reverse merger was not perfected.

Going Concern and Liquidity

The Company has a working capital deficiency of $793,176 and an accumulated deficit of $13,438,853 as of December 31, 2012. The Company has no recurring sources of revenue or liquidity and incurred a net loss attributable to Mindpix Corporation and net cash used in operations of $4,694,675 and $543,963, respectively, during 2012. Management will require additional equity or debt financing to finance its operations. There can be no assurance that such funding will be available to the Company on acceptable terms. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company has not made any adjustments that might result from the outcome of this uncertainty.

Management Plans – The Company is focusing its efforts on:

●	Developing new business,

●	identifying strategic partnerships that will enhance its service offerings, and

●	seeking sources of debt and equity financing.

Management believes that these efforts will allow the Company to continue as a going concern for the foreseeable future.

Principles of Consolidation and Non-Controlling Interest

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, New Beginnings Concert 2012, LLC (“New Beginnings), which was organized in the state of Florida in November 2012 for the purpose of producing a concert event in Florida in December 2012. The Company did not recognize any revenues from the concert event due to minimal proceeds, all of which were retained by a payment processing subcontractor because minimum proceeds were not received. The Company owns a 66% interest in New Beginnings. Amounts attributable to the non-controlling members in New Beginnings are presented as non-controlling interest in subsidiary on the accompanying consolidated balance sheets and net loss attributable to non-controlling interest on the accompanying consolidated statements of operations. All significant intercompany balances and transactions have been eliminated in consolidation.

F-8

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011 (Restated)

Note 1. Organization, Basis of Presentation and Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on the Company’s knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates. As discussed below, the Company’s most significant estimates include those made in connection with stock based transactions, and the valuation of music licensing rights.

Cash and Cash Equivalents

For the purposes of the balance sheet and statement of cash flows, the Company considers all amounts on deposit with financial institutions and highly liquid investments with original maturities at time of purchase of three months or less to be cash equivalents.

Licensing Rights

Intangible assets, which consisted solely of music license rights, are stated at cost less accumulated amortization. For intangible assets with finite lives, consisting of music license rights, amortization is computed using the straight-line method over the term of the related license agreement. All intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss is recognized if the carrying amount of the asset exceeds its fair value. During the year ended December 31, 2011, the Company recognized an impairment loss equal to the total purchase price of the music rights of $1,600,000 because management determined that the underlying library had no value to the Company due to its inability to perfect its rights to the library.

Due from Emax Media, Inc. and Affiliates (Contra-Equity)

The Company accounted for common stock issued in settlement of obligations of Emax Media, Inc. and its affiliates as contra-equity included in Due from Emax Media, Inc. and Affiliates in the deficiency section of the accompanying consolidated balance sheets.

Stock-based Compensation

The Company recognizes stock-based compensation by measuring the cost of services to be rendered based on the grant-date fair value of the equity award. No equity awards were granted to non-employees for future services. The grant date fair value of the equity-awards granted was estimated based on the quoted trading price of the Company’s common stock and is recognized as expense over the vesting period, if any.

F-9

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011 (Restated)

Note 1. Organization, Basis of Presentation and Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments consisting of accounts payable, notes payable and accrued interest, and amounts due to related parties approximate fair value due to their short term nature.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities. The Company’s tax years since 2004 remain subject to examination by Federal and state jurisdictions. The Company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the Consolidated Statements of Operations.

Earnings Per Share

Basic earnings per share is calculated based on income available to common stockholders and the weighted-average number of shares outstanding during the reporting period. Diluted earnings per share is calculated based on income available to common stockholders and the weighted-average number of common and potential common shares outstanding during the reporting period. The Company’s potentially dilutive securities, consisting of options to acquire 12,000,000 and 10,000,000 shares of common stock, were anti-dilutive for the years ended December 31, 2012 and 2011 respectively, and excluded from the calculation of diluted earnings per share.

Subsequent Events

The Company has evaluated subsequent events through February 14, 2014, which is also the date the financial statements were available to be issued.

Recently Issued Accounting Standards

Management has reviewed and continues to monitor the actions of the various financial and regulatory reporting agencies and is currently not aware of any proposed or pending pronouncements that could have a material impact on the Company’s financial position, results of operations or cash flows.

F-10

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011 (Restated)

Note 2. Restatement

The Company is restating its previously unaudited consolidated financial statements as of and for the years ended December 31, 2012 and 2011 to correct the following misstatements:

Valuation and Impairment of Music Licensing Rights

During 2011, the Company improperly estimated the fair value of 400,000,000 shares of common stock issued as consideration for the music licensing rights and recorded the rights as an intangible asset with an initial carrying value of $40,000,000. During 2013, the Company determined that a proper estimate of the fair value of the 400,000,000 million shares of common stock issued as consideration for the music licensing rights should be based on the quoted trading price of the Company’s common stock on the date of the licensing agreement, which was May 31, 2011. Accordingly, the Company estimated the fair value of the Music License Rights at $1,600,000.

During 2011 and 2012, the Company incorrectly concluded that the Music Rights were not impaired. During 2013, the Company determined that it had improperly assessed the nature of the rights provided by the licensing agreement and concluded that the rights had no value to the Company due to its inability to perfect its rights to the underlying music library. Accordingly, the Company is restating its consolidated financial statements to recognize an impairment of the music license rights in 2011 and reduce their carrying value to zero as of December 31, 2011 and 2012.

Settlement of Obligations of Emax Media, Inc. and Affiliates

At various times since May 31, 2011, the Company has issued common stock in settlement of certain obligations of Emax Media, Inc. and its affiliates. Many of these obligations were improperly recorded on the Company’s books and records as obligations of the Company. The Company is restating its consolidated financial statements to reflect these issuances as Due from Emax Media, Inc. and Affiliates, presented at their grant date fair values as contra-equity.

Advances from the Related Parties

During 2012, the 33% member in New Beginnings, Emax Media, Inc. and it’s affiliates paid $119,301 directly to vendors of the Company related to the production of the December 2012 concert event. An affiliate of New Beginnings advanced $30,000 in cash to the Company. The Company also agreed to issue 30,000,000 shares of common stock with a grant date fair value of $345,000 to an officer of the 33% member in New Beginnings. The Company has restated its financial statements to reflect these amounts as due to related parties.

Non-Controlling Interest in Majority Owned Subsidiary

The Company did not properly present amounts attributable to the non-controlling members of New Beginning.

F-11

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011 (Restated)

Note 2. Restatement (Continued)

Stock Based Compensation

The Company did not record expenses associated with stock options granted during the years ended December 31, 2012 and 2011. The Company did not record expense related to consulting fees settled by an officer of the Company by transferring common stock to the provider of services. See Note 4.

Debt Settlement

During the year ended December 31, 2012, the Company settled notes payable of the Company with an aggregate face value of $1,244,009 with the issuance of 13,035,000 share of common stock with a fair value of $514,049. The Company did not record a gain on settlement for the excess of the face value of the notes over the fair value of the common stock issued. The Company received notice from a note holder that was issued common stock in settlement of amounts outstanding as of December 31, 2011. The notice indicated that the amounts remained outstanding and due with interest. The Company has restated its financial statements to reflect this potential obligation and the gain on settlement.

The following summarizes the restatements as of and for the year ended December 31, 2012.

	As Reported	Adjustment	Restated
Cash	$9,995	$-	$9,995
Music licensing rights	40,000,000	(40,000,000)	-
Total assets	$40,009,995	$(40,000,000)	$9,995
Due to Emax Media, Inc. and Affiliates	-	224,203	224,203
Accounts payable	-	1,640	1,640
Due to related parties	-	494,301	494,301
Notes payable and accrued interest	-	83,027	83,027
Stockholders’ equity (deficit)	39,806,716	(40,282,778)	(476,062)
Non-controlling Interest	-	(317,114)	(317,114)
Total liabilities and equity (deficiency)	$40,009,995	$(40,000,000)	$9,995

	As Reported	Adjustment	Restated
Revenues	$134,300	$(134,300)	$-
Operating expenses	1,182,072	4,553,728	5,735,800
Gain on settlement of debt	-	729,960	729,960
Interest expense	-	5,949	5,949
Net loss	$(1,047,772)	$(3,964,017)	$(5,011,789)
Net loss attributable to non-controlling interest	-	317,114	317,114
Net loss attributable to Mindpix stockholders	$(1,047,772)	$(3,646,903)	$(4,694,675)
Net loss per share	$(0.00)	$(0.01)	$(0.01)

F-12

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011 (Restated)

Note 2. Restatement (Continued)

The following summarizes the restatements as of and for the year ended December 31, 2011.

	As Reported	Adjustment	Restated
Cash	$6,004	$(6,004)	$-
Music licensing rights	40,000,000	(40,000,000)	-
Total assets	$40,006,004	$(40,006,004)	$-
Accounts payable and accrued expenses	$104,481	$(100,149)	$4,332
Notes payable	2,755,500	(1,434,413)	1,321,087
Due to Emax and Affiliates	-	3,515	3,515
Stockholders’ equity (deficit)	37,146,023	(38,471,442)	(1,328,934)
Total liabilities and equity (deficiency)	$40,006,004	$(40,006,004)	$-

	As Reported	Adjustment	Restated
Revenues	$-	$-	$-
Operating expenses	1,542,298	(1,439,888)	105,925
Interest expense	-	5,949	5,949
Impairment loss	-	1,600,000	1,600,000
Net loss	$(1,542,298)	$(166,061)	$(1,711,874)
Net loss per share	$(0.00)	$(0.00)	$(0.01)

Note 3. Related Party Transactions

Due to Emax Media, Inc. and Affiliates

During the year ended December 31, 2012, the Company received proceeds of $216,356 from third parties for the purchase of the Company’s common stock held by Emax Media, Inc. and its affiliates. During the years ended December 31, 2012 and 2011, Emax Media, Inc. and Affiliates advanced $4,332 and $3,515, respectively, to the Company for working capital purposes. Amounts due to Emax Media, Inc. and Affiliates totaled $224,203 and $3,515 as of December 31, 2012 and 2011, respectively, are non-interest bearing and due on demand. These amounts were settled in September 2013. See Note 8.

Advances from the Related Parties for New Beginnings Concert 2012

The 33% member in New Beginnings paid $119,301 directly to vendors of the Company related to the production of the December 2012 concert event. The Company also agreed to issue 30,000,000 shares of common stock with a grant date fair value of $345,000 to an officer of the 33% member in New Beginnings. An officer of the 33% member advanced $30,000 in cash. These amounts totaled $494,301 as of December 31, 2012, are non-interest bearing, due on demand and presented as Due to Related Parties on the accompanying consolidated balance sheets.

F-13

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011 (Restated)

Note 3. Related Party Transactions

Settlement of Consulting Fees by Emax and Affiliates

In December 2012, Emax Media, Inc. transferred 30,000,000 shares to an officer of the 33% member in New Beginnings as consideration for consulting services provided related to the December 2012 concert event. The grant date fair value of the shares of $147,000 was recorded as compensation expense in 2012.

Production Expenses Paid to Non-Controlling Member in Subsidiary

During the year ended December 31, 2012, the Company paid production expenses totaling $125,000 to the 33% member in New Beginnings. These expenses are included in concert production expense on the accompanying consolidated statements of operations.

Note 4. Stockholders’ Deficiency

Due from Emax Media, Inc. and Affiliates

During the years ended December 31, 2012 and 2011, the Company issued 608,272,878 and 25,000,000 shares of common stock, respectively, in settlement of obligations of Emax Media, Inc. and affiliates. The obligations were settled by the Company prior to management’s determination that the intended reverse merger was not perfected. The Company recorded the grant date fair value of the common stock, estimated based on the grant date quoted trading prices of the Company’s common stock, as contra- equity totaling $10,693,006 and $575,000 as of December 31, 2012 and 2011, respectively.

Issuance of Common Stock for Licensing Rights

In May 2011,the Company issued 400,000,000 shares of common stock with a grant date fair value of $1,600,000 based on the quoted trading price of $0.004 per share as consideration for the acquisition of music library rights.

Issuance of Common Stock for Cash

During the year ended December 31, 2012, the Company sold 60,442,017 shares of common stock for aggregate proceeds of $299,940. 17,642,017 of these shares were yet to be issued as of December 31, 2012.

Issuance of Common Stock for Services

During the year ended December 31, 2012, the Company issued 280,825,000 shares of common stock as consideration for services rendered. The Company recorded compensation expense equal to the grant date fair value of the shares, estimated based on the grant date quoted trading prices of the Company’s common stock, totaling $4,542,330 for the year ended December 31, 2012.

F-14

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011 (Restated)

Note 4. Stockholders’ Deficiency (Continued)

Issuance of Common Stock in Settlement of Debt

During the year ended December 31, 2012, the Company issued 13,035,000 shares of common stock with a grant date fair value of $514,049 in settlement of Company debt with an aggregate face value $1,244,009 and recognized a gain on settlement of $729,960.

Issuance of Common Stock to Subsidiary

In December 2012, the Company issued 20,000,000 shares of common stock to New Beginnings for the purpose of compensating consultants related to the December 2012 concert event. These shares were not distributed to consultants, were returned to Treasury in 2013, and are reflected as treasury stock at zero cost on the accompanying consolidated balance sheet as of December 31, 2012.

2011 Omnibus Stock Option Plan

The Company has adopted the 2011 Omnibus Option Plan (“Plan”) to provide a means by which selected Employees of and Consultants to the Company, and its affiliates, may be granted options to purchase the Company’s common stock. The Plan authorizes the issuance of options to acquire 70,000,000 shares of common stock for a period of ten years. The exercises price is determined at the discretion of the board and shall not be less than fair market value.

During the years ended December 31, 2012 and 2011, the Company granted, to officers and consultants, options to acquire 2,000,000 and 10,000,000 shares of common stock, respectively, for 10 year terms, with an exercise price of $0.50. Each award provide for the immediate vesting of options to acquire 1,000,000 shares of common stock with an additional million shares vesting over a five-year period. The stock options had aggregate grant date fair values of $46,000 and $171,000 for the years ended December 31, 2012 and 2011, respectively, determined using the Black Scholes Option Model and the following assumptions: expected volatility – 291%, risk free rate – 2.96%, expected term – 10 years, dividend rate – 0%.

The following summarizes the Company’s stock option activity for the years ended December 31, 2012 and 2011:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2011	-	$-	-	$-
Granted	10,000,000	0.50	8.57	-
Outstanding at December 31, 2011	10,000,000	0.50	8.57	-
Granted	2,000,000	0.50	9.20	-
Outstanding at December 31, 2012	12,000,000	$0.50	8.67	-
Exercisable at December 31, 2012	7,000,000	$0.50	7.18	-

F-15

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011 (Restated)

Note 4. Stockholders’ Deficiency (Continued)

During the years ended December 31, 2012 and 2011, the Company recognized $40,898 and $101,593, respectively, of stock compensation expense related to the vesting of stock options. As of December 31, 2012, the Company expects to recognize future compensation expense related to the vesting of stock potions of $2,108, all of which will be recognized in 2013. During 2013, options to acquire 5,000,000 shares of common stock, with an aggregate grant date fair value of $86,800 were forfeited and options to acquire 7,000,000 shares expired.

Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock, par value $0.0001 with all 25,000,000 designated as Series A. Each share of Series A preferred stock entitles its holder to 25 votes, is convertible into 5 shares of common stock, has cumulative dividend rights and a liquidation preference of $5.00 per share plus accrued and unpaid dividends. There were no preferred shares outstanding as of December 31, 2012 or 2011.

Note 5. Income Taxes

The provision (benefit) for income taxes consists of the following:

	Year Ended December 31,
	2012	2011
Current
Federal	$-	$-
State	-	-
Deferred
Federal	(95,731)	(3,496)
State	(9,292)	(339)
Change in valuation allowance	105,022	3,835
	$-	$-

The Company’s income tax rate computed at the statutory federal rate of 34% differs from its effective tax rate primarily due to permanent items, state taxes and the change in the deferred tax asset valuation allowance.

	Year ended December 31,
	2012	2011
Income tax at statutory rate	34.00%	34.00%
State income taxes, net of federal benefit	3.70	3.70
Permanent differences	(35.20)	(37.48)
Change in valuation allowance	(2.14)	(0.22)
Total	0.00%	0.00%

F-16

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011 (Restated)

Note 5. Income Taxes (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, Management evaluates whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management’s evaluation, the net deferred tax asset was offset by a full valuation allowance in all periods presented. The Company’s deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities are as follows:

	December 31,
	2012	2011
Net operating loss	$108,857	$3,835
Gross deferred tax assets:	108,857	3,835
Less: valuation allowance	(108,857)	(3,835)
Net deferred tax asset	$-	$-

As of December 31, 2012 the Company had a net operating loss carry-forward of approximately $292,000 which may be used to offset future taxable income and begins to expire in 2028.

Note 6. Note Payable

The Company has a note payable with a principal balance of $59,491 as of December 31, 2011 and 2012, and accrued interest of $17,587 and $23,536 as of December 31, 2011 and 2012, respectively. The note is due on demand and accrues interest at an annual rate of 10%.

Note 7. Commitments and Contingencies

The Company’s former Chief Financial Officer has commenced litigation against the Company claiming that the Company owes him $121,630 for his services pursuant to a Services Agreement. The Company has filed a counterclaim against the former Chief Financial Officer for professional negligence, breach of fiduciary duty, and violation of the Florida Securities and Investor Protection Act. The Company cannot evaluate the likelihood of an unfavorable outcome or estimate the amount or range of possible loss that may result from the resolution of these matters. No amounts have been accrued in the accompanying consolidated financial statements related to this matter.

F-17

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011 (Restated)

Note 7. Commitments and Contingencies (Continued)

The Company defaulted in 2005 on a Financing Agreement with a third party, whereby the third party had loaned approximately $325,000 to the Company. The Company has repaid approximately $177,610; however, the remaining balance is no longer accrued as management believes the statute of limitations has expired. A lawsuit was filed in this matter in Washington County, Utah.

Note 8. Subsequent Events

Issuance of Common Stock

From January 2013 through April 2013, the Company issued 208,400,000 shares with an aggregate grant date fair value of $1,669,940 in settlement of Obligations of Emax Media, Inc. and Affiliates.

From January 2013 through January 2014, the Company sold 224,205,988 shares of common stock for aggregate proceeds of $923,000 and 14,700,000 shares of common stock for cash received in 2012.

From January 2013 through December 2013, the Company agreed to issued 40,720,000 shares of common stock with an aggregate grant date fair value of $344,728 based on quoted trading prices for services.

Settlements with Prior Management and Emax Media, Inc., and Affiliates

In August 2013, the Company entered into agreements with former officers of the Company resulting in the return and cancellation of shares of common stock held by them.

In September 2013, the Company entered into an additional settlement agreement with Emax Media, Inc. and Affiliates to settle all amounts owed to and from the Company by Emax Media, Inc. and Affiliates. The agreement relieves the Company and Emax Media, Inc. of any future obligations related to amounts reflected on the accompanying balance sheet as Due to Emax Media, Inc. and Affiliates, and Due from Emax Media, Inc. and Affiliates (Contra-Equity). The agreement relieved the Company of its obligation to repay $224,203 reflected on the accompanying consolidated balance sheet as of December 31, 2012 as Due to Emax Media, Inc. and Affiliates. The agreement also provided for the return and cancellation of additional shares of common stock, as well as the cancellation of shares of common stock previously returned to the Company in exchange for preferred stock. In total 674,007,878 common shares were returned for cancellation to settle Due from Emax and Affiliates contra equity resulting in a loss on settlement of $1,939,281.

F-18

Mindpix Corporation

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011 (Restated)

Note 8. Subsequent Events (Continued)

In December 2013, the Company entered into settlement agreements with its former chairman of the board directors for amounts owed to the chairman and the 33% member of New Beginnings, which totaled approximately $119,301 as of December 31, 2012. Pursuant to the agreements, the Company agreed to issued 30,000,000 shares of common stock to the chairman, and maintain the chairman’s health insurance for 12 months at a cost of $1,000 per month. The Company also agreed to issue 32,500,000 shares of common stock with a grant-date fair value based on quoted trading prices of $240,500 to the 33% member of New Beginnings in settlement of all amounts owing. The Company will recognize a gain on settlement of approximately $87,300 in December 2013.

Issuance of Convertible Debt

From April 2013 through June 2013, the Company issued convertible notes with an aggregate face value of $126,000. The notes mature one year from issuance, bear interest at an annual rate of 10%, and are convertible into common stock of the Company at the option of the holder at a conversion rate equal to 30% of the average of the lowest five closing trading prices of the Company’s common stock during the twenty trading days immediately preceding the conversion date with reset provisions on the conversion rate. The Company will account for the conversion feature as a derivative liability, presented as a liability on its balance sheet, adjusted to fair value at each reporting date, with changes in fair value reflected in the consolidated statement of operations.

F-19

Mindpix Corporation

Unaudited Financial Statements

September 30, 2013

F-20

Mindpix Corporation

Condensed Consolidated Balance Sheets

September 30, 2013 and December 31, 2012

	2013	2012
	(Unaudited)
Assets
Current Assets:
Cash	$30,929	$9,995
Current assets	30,929	9,995

Property and Equipment, net	7,207	-

Total assets	$38,136	$9,995

Liabilities and Deficiency
Current Liabilities:
Accounts payable	$10,396	$1,640
Convertible debt, net	46,348	-
Note payable and accrued interest	92,123	83,027
Due to Emax Media, Inc. and Affiliates	-	224,203
Due to related parties	444,300	494,301
Derivative liability	379,110	-
Total current liabilities	972,277	803,171

Commitments and Contingencies (Note 8)

Deficiency:
Common stock, $0.0001 par value; 1,500,000,000 shares authorized; 1,010,836,084 and 1,439,453,962 shares issued and 1,010,836,084 and 1,419,453,962 outstanding, respectively	101,083	141,945
Common stock to be issued, 121,567,017 and 17,642,017 shares as of September 30, 2013 and December 31, 2012, respectively	12,157	1,764
Additional paid in capital	15,700,086	23,512,087
Due from Emax Media, Inc. and Affiliates (608,272,878 shares of common stock as of December 31, 2012)	-	(10,693,006)
Treasury stock (20,000,000 common shares at December 31, 2012)	-	-
Accumulated deficit	(16,427,055)	(13,438,853)
Total Mindpix Corporation stockholders’ deficiency	(613,730)	(476,062)
Non-controlling interest in subsidiary	(320,412)	(317,114)
Total deficiency	(934,142)	(793,176)
Total liabilities and deficiency	$38,136	$9,995

See notes to the condensed consolidated financial statements.

F-21

Mindpix Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Revenue	$-	$-

Operating Expenses:
Consulting and professional fees	460,087	744,264
Compensation	170,012	15,876
Travel	62,353	50,841
Other general and administrative	51,212	49,331
Total operating expenses	743,664	860,312

Other Expense:
Loss on settlement with Emax and Affiliates	(1,939,281)	-
Interest expense	(55,445)	(4,462)
Initial derivative liability	(230,386)	-
Change in fair value of derivative liability	(22,725)	-
Total other expense	(2,247,837)	(4,462)

Loss Before Income Taxes	(2,991,501)	(864,773)

Income Tax Provision	-	-

Net loss	$(2,991,501)	$(864,773)

Net loss attributable to non-controlling interest	3,298	-

Net Loss attributable to Mindpix Corporation Stockholders	$(2,988,202)	$(864,773)

Basic and Diluted Loss Per Share	$(0.00)	$(0.00)

Weighted Average Shares Outstanding (Basic and Diluted)	1,318,003,814	596,217,781

 See notes to the condensed consolidated financial statements.

F-22

Mindpix Corporation

Condensed Consolidated Statement of Changes in Deficiency

Nine Months Ended September 30, 2013

						Due
	Common Stock		Common Stock to be Issued		Additional Paid In	From Emax, Inc.	Non-Controlling	Accumulated
	Shares	Amount	Shares	Amount	Capital	and Affiliates	Interest	Deficit	Total
Balances, December 31, 2012	1,419,453,962	$141,945	17,642,017	$1,764	$23,512,087	$(10,693,006)	$(317,114)	$(13,438,853)	$(793,176)

Issuance of common stock in settlement of obligations of Emax Media, Inc. and Affiliates	208,400,000	20,840	-	-	1,670,820	(1,691,660)	-	-	-

Issuance of common stock for cash	41,070,000	4,107	118,625,000	11,863	661,531	-	-	-	677,500

Issuance of common stock for cash received in 2012	14,700,000	1,470	(14,700,000)	(1,470)	-	-	-	-	-

Issuance of common stock for services	1,220,000	122	-	-	11,956	-	-	-	12,078

Stock-based compensation	-	-	-	-	2,108	-	-	-	2,108

Return of common stock and settlement of liabilities under settlement agreements	(674,007,878)	(67,401)	-	-	(10,158,416)	12,384,666	-	-	2,158,849

Net loss	-	-	-	-	-	-	(3,298)	(2,988,202)	(2,991,501)
Balances, September 30, 2013	1,010,836,084	$101,083	121,567,017	$12,157	$15,700,086	$-	$(320,412)	$(16,427,055)	$(934,142)

 See notes to the condensed consolidated financial statements.

F-23

Mindpix Corporation

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2013 and 2012

(Unaudited)

	2013	2012
Cash from Operating Activities:
Net loss	$(2,991,501)	$(864,773)
Adjustments to reconcile net loss to cash used in operations:
Stock issued for services	12,078	677,330
Stock-based compensation	2,108	-
Payment of legal fees by stockholder for note payable	26,000	-
Depreciation	81	-
Derivative liability expense	253,111	-
Loss on settlement with Emax and Affiliates	1,939,281	-
Amortization of debt discount	46,348	-
Accrued interest on notes payable	9,097	4,462
Increase in accounts payable	1,119	-
Net cash used in operations	(702,278)	(182,982)

Cash from Investing Activities:
Purchase of property and equipment	(7,288)	-
Net cash provided by investing activities	(7,288)	-

Cash from Financing Activities:
Bank overdraft	-	4,182
Proceeds from issuance of notes payable	100,000	-
Advances from Emax Media Inc. and Affiliates	3,000	178,800
Repayment of advances from related party	(50,000)	-
Sale of common stock for cash	677,500	-
Net cash provided by financing activities	730,500	182,982

Net Increase in Cash	20,934	-
Cash, Beginning of Year	9,995	-
Cash, End of Period	$30,929	$-

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Schedule of Non-Cash Financing Activities:
Issuance of note payable for legal fees paid by stockholder	$26,000	$-
Forgiveness of amounts due to Emax and Affiliates	$227,203	$-

See notes to the condensed consolidated financial statements.

F-24

Mindpix Corporation

Notes to the Condensed Consolidated Financial Statements

September 30, 2013

(Unaudited)

Note 1. Organization, Basis of Presentation and Significant Accounting Policies

Nature of Business and Basis of Presentation

Mindpix Corporation (referred to herein as the “Company”) was originally incorporated in the State of Delaware in 1988, redomiciled in the State of Nevada in 2004, and is a media company that focuses on proprietary technology, music and multi-media global content. In 2011, the Company intended to consummate a reverse merger transaction with Emax Media, Inc. Since May 31, 2011, the intended effective date of the reverse merger, through April 2013, management of Emax Media, Inc. and its affiliates acted as officers of the Company. The Company has determined that the reverse merger was not perfected. Accordingly, these consolidated financial statements are presented on a stand-alone basis.

Going Concern and Liquidity

The Company has a working capital deficiency of $941,348 and an accumulated deficit of $16,427,055 as of September 30, 2013. The Company has no recurring sources of revenue or liquidity and incurred a net loss attributable to Mindpix Corporation and net cash used in operations of $2,988,202 and $702,278, respectively, during 2012. Management will require additional equity or debt financing to finance its operations. There can be no assurance that such funding will be available to the Company on acceptable terms. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company has not made any adjustments that might result from the outcome of this uncertainty.

Management Plans – The Company is focusing its efforts on:

●	Developing new business,

●	identifying strategic partnerships that will enhance its service offerings, and

●	seeking sources of debt and equity financing.

Management believes that these efforts will allow the Company to continue as a going concern for the foreseeable future.

Interim Financial Statements

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of the Company contain all adjustments necessary to present fairly the Company’s financial position as of September 30, 2013 and its results of operations and cash flows for the nine months ended September 30, 2013 and 2012. The accompanying unaudited interim financial statements have been prepared in accordance with guidance for interim consolidated financial statements and therefore do not include all information and footnotes required by accounting principles generally accepted in the United States of America. The results of operations for the nine months ended September 30, 2013 are not necessarily indicative of the results to be expected for the full year.

F-25

Mindpix Corporation

Notes to the Condensed Consolidated Financial Statements

September 30, 2013

(Unaudited)

Note 1. Organization, Basis of Presentation and Significant Accounting Policies (Continued)

Principles of Consolidation and Non-controlling Interest

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, New Beginnings Concert 2012, LLC (“New Beginnings), which was organized in the state of Florida in November 2012 for the purpose of producing a concert event in Florida in December 2012. The Company owns a 66% interest in New Beginnings. Amounts attributable to the non-controlling members in New Beginnings are presented as non-controlling interest in subsidiary on the accompanying consolidated balance sheets and net loss attributable to non-controlling interest on the accompanying consolidated statements of operations. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on the Company’s knowledge of current events and actions that the Company may undertake in the future, actual results could differ from those estimates. The Company’s most significant estimates include those made in connection with stock based transactions.

Cash and Cash Equivalents

For the purposes of the balance sheet and statement of cash flows, the Company considers all amounts on deposit with financial institutions and highly liquid investments with original maturities at time of purchase of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of 7 years for furniture and 3 years for computer equipment. Depreciation expense totaled $81 for the nine months ended September 30, 2013. No depreciation expense was recognized for the nine months ended September 30, 2012 because all of the Company’s property and equipment was acquired during the nine months ended September 30, 2013.

Due from Emax Media, Inc. and Affiliates (Contra-Equity)

The Company accounted for common stock issued in settlement of obligations of Emax Media, Inc. and its affiliates as contra-equity included in Due from Emax Media, Inc. and Affiliates in the deficiency section of the accompanying consolidated balance sheets.

F-26

Mindpix Corporation

Notes to the Condensed Consolidated Financial Statements

September 30, 2013

(Unaudited)

Note 1. Organization and Basis of Presentation (Continued)

Stock-based Compensation

The Company recognizes stock-based compensation by measuring the cost of services to be rendered based on the grant-date fair value of the equity award. No equity awards were granted to non-employees for future services. The grant date fair value of the equity-awards granted was estimated based on the quoted trading price of the Company’s common stock and is recognized as expense over the vesting period, if any.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). For certain of our financial instruments, including cash, accounts payable and due to related parties, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for note payable and convertible debt, net of discounts, also approximate fair value because current interest rates available to the Company for debt with similar terms and maturities are substantially the same.

ASC Topic 820 provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC Topic 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

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Mindpix Corporation

Notes to the Condensed Consolidated Financial Statements

September 30, 2013

(Unaudited)

Note 1. Organization and Basis of Presentation (Continued)

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities. The Company’s tax years since 2004 remain subject to examination by Federal and state jurisdictions.

The Company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the Consolidated Statements of Operations.

Earnings Per Share

Basic earnings per share is calculated based on income available to common stockholders and the weighted-average number of shares outstanding during the reporting period. Diluted earnings per share is calculated based on income available to common stockholders and the weighted-average number of common and potential common shares outstanding during the reporting period. The Company’s potentially dilutive securities, consisted of 60,000,000 shares underlying convertible debt, were anti-dilutive for the nine months ended September 30, 2013, and excluded from the calculation of diluted earnings per share.

Subsequent Events

The Company has evaluated subsequent events through February 14, 2014, which is also the date the financial statements were available to be issued.

Recently Issued Accounting Standards

Management has reviewed and continues to monitor the actions of the various financial and regulatory reporting agencies and is currently not aware of any proposed or pending pronouncements that could have a material impact on the Company’s financial position, results of operations or cash flows.

Note 2. Restatement

The Company has restated its previously unaudited condensed consolidated balance sheet as of December 31, 2012 to correct the following misstatements:

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Mindpix Corporation

Notes to the Condensed Consolidated Financial Statements

September 30, 2013

(Unaudited)

Note 2. Restatement (Continued)

Valuation and Impairment of Music Licensing Rights

During 2011, the Company improperly estimated the fair value of 400,000,000 shares of common stock issued as consideration for the music licensing rights and recorded the rights as an intangible asset with an initial carrying value of $40,000,000. During 2013, the Company determined that a proper estimate of the fair value of the 400,000,000 million shares of common stock issued as consideration for the music licensing rights should be based on the quoted trading price of the Company’s common stock on the date of the licensing agreement, which was May 31, 2011. Accordingly, the Company estimated the fair value of the Music License Rights at $1,600,000.

During 2011 and 2012, the Company incorrectly concluded that the Music Rights were not impaired. During 2013, the Company determined that it had improperly assessed the nature of the rights provided by the licensing agreement and concluded that the rights had no value to the Company due to its inability to perfect its rights to the underlying music library. Accordingly, the Company is restating its consolidated financial statements to recognize an impairment of the music license rights in 2011 and reduce their carrying value to zero as of December 31, 2012 and September 30, 2013.

Settlement of Obligations of Emax Media, Inc. and Affiliates

At various times since May 31, 2011, the Company has issued common stock in settlement of certain obligations of Emax Media, Inc. and its affiliates. Many of these obligations were improperly recorded on the Company’s books and records as obligations of the Company. The Company is restating its consolidated financial statements to reflect these issuances as Due from Emax Media, Inc. and Affiliates, presented at their grant date fair values as contra-equity.

Advances from the Related Parties

During 2012, the 33% member in New Beginnings, Emax Media, Inc. and it’s affiliates paid $119,301 directly to vendors of the Company related to the production of the December 2012 concert event. An affiliate of New Beginnings advanced $30,000 in cash to the Company. The Company also agreed to issue 30,000,000 shares of common stock with a grant date fair value of $345,000 to an officer of the 33% member in New Beginnings. The Company has restated its financial statements to reflect these amounts as due to related parties.

Non-Controlling Interest in Majority Owned Subsidiary

The Company did not properly present amounts attributable to the non-controlling members of New Beginning.

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Mindpix Corporation

Notes to the Condensed Consolidated Financial Statements

September 30, 2013

(Unaudited)

Note 2. Restatement (Continued)

Stock Based Compensation

The Company did not record expenses associated with stock options granted during the years ended December 31, 2012 and 2011. The Company did not record expense related to consulting fees settled by an officer of the Company by transferring common stock to the provider of services.

Debt Settlement

During the year ended December 31, 2012, the Company settled notes payable of the Company with an aggregate face value of $1,244,019 with the issuance of 13,035,000 share of common stock with a fair value of $514,059. The Company did not record a gain on settlement for the excess of the face value of the notes over the fair value of the common stock issued. The Company received notice from a note holder that was issued common stock in settlement of amounts outstanding as of December 31, 2011. The notice indicated that the amounts remained outstanding and due with interest. The Company has restated its financial statements to reflect this potential obligation and the gain on settlement.

The following summarizes the restatements as of December 31, 2012.

	As Reported	Adjustment	Restated
Cash	$9,995	$-	$9,995
Music licensing rights	40,000,000	(40,000,000)	-
Total assets	$40,009,995	$(40,000,000)	$9,995
Due to Emax Media, Inc. and Affiliates	-	224,203	224,203
Accounts payable	-	1,640	1,640
Due to related parties	-	494,301	494,301
Notes payable and accrued interest	-	83,027	83,027
Stockholders’ equity (deficit)	39,806,716	(40,282,778)	(476,062)
Non-controlling Interest	-	(317,114)	(317,114)
Total liabilities and equity (deficiency)	$40,009,995	$(40,000,000)	$9,995

Note 3. Related Parties

Due to Emax Media, Inc. and Affiliates

During 2012 and the nine months ended September 30, 2013, the Company received proceeds of $216,356 and $3,000, respectively, from third parties for the purchase of the Company’s common stock held by the Emax Media, Inc. and its affiliates. During nine months ended September 30, 2013 and the year ended December 31, 2012, Emax Media, Inc. and Affiliates advanced $1,640 and $4,332, respectively, to the Company for working capital purposes. In September 2013, the Company entered into a settlement agreement with Emax Media, Inc. and its affiliates resulting in the forgiveness of these amounts. The settlement agreement provided for the return of common stock in addition to forgiveness of the advanced amounts, resulting in a net loss on settlement of $1,939,281.

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Mindpix Corporation

Notes to the Condensed Consolidated Financial Statements

September 30, 2013

(Unaudited)

Note 3. Related Parties (Continued)

Advances from the Related Parties for New Beginnings Concert 2012

During 2012, the 33% member in New Beginnings paid $119,301 directly to vendors of the Company related to the production of the December 2012 concert event. The Company also agreed to issue 30,000,000 shares of common stock with a grant date fair value of $345,000 to an officer of the 33% member in New Beginnings. In December 2012, an officer of the 33% member advanced $30,000 to the Company related to the December 2012 concert. During the nine months ended September 30, 2013, the Company repaid $50,000. These amounts, totaling $444,301 and $494,301 as of September 30, 2013, and December 31, 2012, respectively, are non-interest bearing, due on demand and presented as Due to Related Parties on the accompanying condensed consolidated balance sheets.

Settlement with Prior Management and Emax Media, Inc. and Affiliates

In August 2013, the Company entered into agreements with former officers of the Company resulting in the return and cancellation of 175,000,000 shares of common stock.

In September 2013, the Company entered into an additional settlement agreement with Emax Media, Inc. and Affiliates to settle all amounts owed to and from the Company by Emax Media, Inc. and Affiliates. The agreement relieves the Company and Emax Media, Inc. of any future obligations related to amounts reflected on the accompanying condensed consolidated balance sheets as Due to Emax Media, Inc. and Affiliates, and Due from Emax Media, Inc. and Affiliates (Contra-Equity). The agreement relieved the Company of its obligation to repay $224,203 reflected on the accompanying condensed consolidated balance sheet as of December 31, 2012 as Due to Emax Media, Inc. and Affiliates. The agreement also provided for the return and cancellation of additional shares of common stock, as well as the cancellation of shares of common stock previously returned to the Company in exchange for preferred stock. In total 674,007,878 common shares were returned for cancellation to settle Due from Emax and Affiliates contra equity resulting in a loss on settlement of $1,939,281.

Note 4. Convertible Debt

From April 2013 through June 2013, the Company issued convertible notes with an aggregate face value of $126,000. The notes mature one year from issuance, bear interest at an annual rate of 10%, and are convertible into common stock of the Company at the option of the holder at a conversion rate equal to 30% of the average of the lowest five closing trading prices of the Company’s common stock during the twenty trading days immediately preceding the conversion date with reset provisions on the conversion rate. Because the convertible notes are convertible into an indeterminable number of shares of common stock and due to the reset provisions, the fair value of the embedded conversion options are required to be presented as derivative liabilities and adjusted to fair value at each reporting date, with changes in fair value reported in the statement of operations.

F-31

Mindpix Corporation

Notes to the Condensed Consolidated Financial Statements

September 30, 2013

(Unaudited)

Note 4. Convertible Debt (Continued)

The Company estimated the fair value of the derivative liabilities on the dates of issuance using Monte Carlo Simulations and the following assumptions:

Volatility	489.86% -640.01%
Risk Free Rate	0.11% - 0.15%
Expected Term	1.0 Years
Dividend Rate	0%

On the dates of issuance the Company recorded derivative liabilities of $356,386, debt discount of $126,000, and derivative expense of $230,386. The debt discounts are being amortized into expense through the maturity dates of the convertible notes. During the nine months ended September 30, 2013, the Company recorded amortization expense of $46,348. As of September 30, 2013, the carrying value of the convertible notes was $46,348, net of remaining unamortized discounts of $79,652. In addition to the amortization of the discounts the Company recognized $4,638 of interest expense on the convertible notes for the nine months ended September 30, 2013.

The fair value of the embedded derivatives as of the September 30, 2013 was determined to be $379,110, resulting in derivative expense of $22,725, the increase in the fair value of the derivative from the date of issuance, by using Monte Carlo Simulations and the following assumptions:

Volatility	374.09% - 420.45%
Risk Free Rate	0.04% - 0.10%
Expected Term	0.57 - 0.75 Years
Dividend Rate	0%

Note 5. Note Payable

The Company has a note payable with a principal balance of $59,491 as of September 30, 2013 and December 31, 2012, and accrued interest of $32,632 and $23,536 as of September 30, 2013 and December 31, 2012, respectively. The note is due on demand and accrues interest at an annual rate of 10%.

Note 6. Stockholders’ Deficiency

Issuance of Common Stock for Cash

During the nine months ended September 30, 2013, the Company received net proceeds of $677,500 for the sale of 159,695,000 shares of common stock, of which 41,070,000 shares were issued during the nine months ended September 30, 2013, and 118,625,000 has yet to be issued as of September 30, 2013. The Company also issued 14,700,000 shares of common stock for cash received during the year ended December 31, 2012.

F-32

Mindpix Corporation

Notes to the Condensed Consolidated Financial Statements

September 30, 2013

(Unaudited)

Note 6. Stockholders’ Deficiency (Continued)

Issuance of Common Stock for Services

During the nine months ended September 30, 2013, the Company issued 1,220,000 shares of common stock as consideration for professional services rendered. The Company recorded compensation expense equal to the grant date fair value of the shares, estimated based on the grant date quoted trading prices of the Company’s common stock, totaling $12,078 for the nine months ended September 30, 2013.

Due from Emax Media, Inc. and Affiliates

During the nine months ended September 30, 2013, the Company issued 208,400,000 shares of common stock in settlement of obligations of Emax Media, Inc. and affiliates. The obligations were settled by the Company prior to management’s determination that the intended reverse merger was not perfected. The Company recorded the grant date fair value of the common stock, estimated based on the grant date quoted trading prices of the Company’s common stock, as contra- equity totaling $1,691,660. In August 2013, the Company entered into agreements with former officers of the Company resulting in the return and cancellation of shares of common stock held by them.

In September 2013, the Company entered into an additional settlement agreement with Emax Media, Inc. and Affiliates to settle all amounts owed to and from the Company by Emax Media, Inc. and Affiliates. The agreement relieves the Company and Emax Media, Inc. of any future obligations related to amounts reflected on the accompanying balance sheet as Due to Emax Media, Inc. and Affiliates, and Due from Emax Media, Inc. and Affiliates (Contra-Equity). The agreement relieved the Company of its obligation to repay $224,203 reflecting on the accompanying consolidated balance sheet as of December 31, 2012 as Due to Emax Media, Inc. and Affiliates. The agreement also provided for the return and cancellation of additional shares of common stock, as well as the cancellation of shares of common stock previously returned to the Company in exchange for preferred stock. In total 674,007,878 common shares were returned for cancellation to settle Due from Emax and Affiliates contra equity resulting in a loss on settlement of $1,939,281.

Return of Common Stock to Treasury

During the nine months ended September 30, 2013, members of prior management returned for cancellation 674,007,878 shares of common stock as part of various settlement agreements. See Note 3.

F-33

Mindpix Corporation

Notes to the Condensed Consolidated Financial Statements

September 30, 2013

(Unaudited)

Note 6. Stockholders’ Deficiency (Continued)

Stock Options

During the nine months ended September 30, 2013, the Company recognized $2,108 of compensation expense related to the vesting of stock options. The Company did not grant any stock options during the nine months ended September 30, 2013, and unvested options to acquire 5,000,000 shares of common stock, with an aggregate grant date fair value of $96,400 were forfeited and vested options to acquire 7,000,000 shares expired all due to employee terminations. There were no stock options outstanding as of September 30, 2013.

Preferred Stock

The Company is authorized to issue 25,000,000 shares of preferred stock, par value $0.0001 with all 25,000,000 designated as Series A. Each share of Series A preferred stock entitles its holder to 25 votes, is convertible into 5 shares of common stock, has cumulative dividend rights, a liquidation preference of $5.00 per share plus accrued and unpaid dividends. There were no preferred shares outstanding as of September 30, 2013 or December 31, 2012.

Note 7. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, Management evaluates whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management’s evaluation, the net deferred tax asset was offset by a full valuation allowance in all periods presented. The Company’s deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets. As of September 30, 2013, the Company had a net operating loss carry-forward of approximately $1,031,000 which may be used to offset future taxable income and begins to expire in 2028.

Note 8. Commitments and Contingencies

The Company’s former Chief Financial Officer has commenced litigation against the Company claiming that the Company owes him $121,630 for his services pursuant to a Services Agreement. The Company has filed a counterclaim against the former Chief Financial Officer for professional negligence, breach of fiduciary duty, and violation of the Florida Securities and Investor Protection Act. The Company cannot evaluate the likelihood of an unfavorable outcome or estimate the amount or range of possible loss that may result from the resolution of these matters.

F-34

Mindpix Corporation

Notes to the Condensed Consolidated Financial Statements

September 30, 2013

(Unaudited)

Note 8. Commitments and Contingencies (Continued)

The Company defaulted in 2005 on a Financing Agreement with a third party, whereby the third party had loaned approximately $325,000 to the Company. The Company has repaid approximately $177,610; however, the remaining balance is no longer accrued as management believes the statute of limitations has expired. A lawsuit was filed in this matter in Washington County, Utah.

Note 9. Subsequent Events

In December 2013, the Company entered into settlement agreements with its former chairman of the board directors for amounts owed to the chairman and the 33% member of New Beginnings, which totaled approximately $119,301 as of December 31, 2012. Pursuant to the agreements, the Company agreed to issued 30,000,000 shares of common stock to the chairman, and maintain the chairman’s health insurance for 12 months at a cost of $1,000 per month. The Company also agreed to issue 32,500,000 shares of common stock with a grant-date fair value based on quoted trading prices of $240,500 to the 33% member of New Beginnings in settlement of all amounts owing. The Company will recognize a gain on settlement of approximately $87,300 in December 2013.

From October 2013 through January 2014, the Company sold 64,510,988 shares of common stock for gross proceeds of $245,500, and agreed to issue 39,500,000 shares of common stock, with an aggregate grant date fair value of $332,650, for services.

F-35